Exhibit 99.3

Management’s Report on Internal Controls Over Financial Reporting

Management of Tronox Limited and its subsidiaries is responsible for establishing and maintaining adequate internal controls over financial reporting. Internal controls over financial reporting is a process designed under the supervision of our principal executive and principal financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Our internal controls over financial reporting include those policies and procedures that:

➢	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;
➢	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors; and
➢	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Management assessed the effectiveness of our internal controls over financial reporting as of December 31, 2014. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in the 2013 Internal Control-Integrated Framework. Based on management’s assessment and those criteria, management concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2014. See Item 9A included elsewhere in this annual report for further details.

Because of its inherent limitations, internal controls over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Our independent registered public accounting firm, PricewaterhouseCoopers LLP, audited our internal controls over financial reporting as of December 31, 2014 as stated in their report which appears under “Reports of Independent Registered Public Accounting Firm.”

Item 9A. Controls and Procedures

(a) Disclosure Controls and Procedures

As of December 31, 2014, our management, with the participation of our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), has conducted an evaluation of our disclosure controls and procedures. Based on that evaluation, our CEO and CFO concluded that our disclosure controls and procedures as of December 31, 2014 were not effective because of the material weaknesses in our internal control over financial reporting described below.

(b) Management’s Annual Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting. Management has assessed the effectiveness of internal control over financial reporting as of December 31, 2014. In making our assessment of internal control over financial reporting, management used the criteria described in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. We have identified the following control deficiencies that constitute material weaknesses in our internal control over financial reporting as of December 31, 2014:

➢	The controls over the information and communication related to our South African operations were improperly designed and not effective. Specifically, information required to execute control activities to completely and accurately record and disclose transactions was not communicated timely to the individuals responsible for executing control activities. The controls over our calculation of accrued royalty expense relating to our mining operations in Namakwa South Africa were improperly designed and not effective.

These material weaknesses resulted in adjustments to our depreciation, depletion, amortization and royalty expenses and related financial statement disclosures that were identified by us and our independent auditors.

➢	Additionally, the controls over restricted access and segregation of duties within our SAP systems were improperly designed and not effective as certain personnel have inappropriate access to execute conflicting transactions. Further, certain personnel have the ability to prepare and post journal entries without an independent review required by someone other than the preparer. Specifically, the controls were not designed to provide reasonable assurance that incompatible access within the system, including the ability to record transactions, was appropriately segregated, impacting the validity, accuracy, and completeness of all key accounts and disclosures.

This material weakness did not result in any adjustments to our financial statements and related disclosures.

These control deficiencies could result in misstatements to the annual or interim consolidated financial statements and disclosures that would result in a material misstatement of the consolidated financial statements that would not be prevented or detected on a timely basis. Accordingly, we have determined that these control deficiencies constitute material weaknesses.

Because of these material weaknesses, our management concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2014.The effectiveness of our internal control over financial reporting as of December 31, 2014 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

(c) Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting that occurred in the quarter ended December 31, 2014 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

(d) Remediation Plan

Management has been actively engaged in developing and executing a remediation plan to address the material weaknesses. The remediation actions will result in improvement of the control activities and procedures, including both preventative and detective controls. The plan being executed includes the following changes to our internal control over financial reporting:

➢	Provide additional training on the Company's consolidated accounting policies and enhance the level of communication and understanding of internal controls with key individuals on matters relating to the South African operations;
➢	Improve the controls over the calculation of the royalty expense accrual to include a monthly review by Company personnel who are trained and knowledgeable of the local regulations. In addition, we plan to hire a dedicated South African Tax Director effective April 2015 who will oversee the review and approval of our royalty tax accrual; and
➢	Implement changes in controls over restricted access and segregation of duties within the SAP systems.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Tronox Limited

In our opinion, the accompanying consolidated balance sheet as of December 31, 2014 and the related consolidated statements of operations, of comprehensive income (loss), of changes in shareholders’ equity, and of cash flows for the year then ended present fairly, in all material respects, the financial position of Tronox Limited and its subsidiaries at December 31, 2014 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2014 based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) because three material weaknesses in internal control over financial reporting existed as of that date related to: (a) the controls over the information and communication related to the South African operations were improperly designed and not effective, as information required to execute control activities to completely and accurately record and disclose transactions was not communicated timely to the individuals responsible for executing control activities, which led to (b) the controls over the calculation for accrued royalty expense relating to the mining operations in Namakwa, South Africa were improperly designed and not effective, and (c) the controls over restricted access and segregation of duties within the SAP systems were improperly designed and not effective, as certain personnel have inappropriate access to execute conflicting transactions, as well as the ability to prepare and post journal entries without an independent review required by someone other than the preparer. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses referred to above are described in Management’s Annual Report on Internal Control Over Financial Reporting appearing under Item 9A. We considered these material weaknesses in determining the nature, timing, and extent of audit tests applied in our audit of the 2014 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements. The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in management's report referred to above. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
February 25, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effect of the Guarantor Condensed Consolidating Financial Statement revision as described in Note 27, as to which the date is March 8, 2015

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Tronox Limited

We have audited the accompanying consolidated balance sheet of Tronox Limited and subsidiaries (the Company) as of December 31, 2013, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and changes in shareholders’ equity for each of the two years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tronox Limited and subsidiaries as of December 31, 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 27, 2014 (except for the adjustments to the statements of cash flows described in Note 1 under the caption of Basis of Presentation, which is as of February 25, 2015, and for the revisions to the guarantor condensed consolidating financial statements described in Note 27, which is as of March 8, 2015)

Tronox Limited
Consolidated Statements of Operations
(Millions of U.S. dollars, except share and per share data)

	Year Ended December 31,
	2014	2013	2012
Net sales	$1,737	$1,922	$1,832
Cost of goods sold	1,530	1,732	1,568
Gross profit	207	190	264
Selling, general and administrative expenses	(192)	(187)	(239)
Restructuring expense	(15)	—	—
Income from operations	—	3	25
Interest and debt expense, net	(133)	(130)	(65)
Net gain (loss) on liquidation of non-operating subsidiaries	(35)	24	—
Loss on extinguishment of debt	(8)	(4)	—
Gain on bargain purchase	—	—	1,055
Other income (expense), net	27	46	(7)
Income (loss) before income taxes	(149)	(61)	1,008
Income tax benefit (provision)	(268)	(29)	125
Net income (loss)	(417)	(90)	1,133
Net income (loss) attributable to noncontrolling interest	10	36	(1)
Net income (loss) attributable to Tronox Limited	$(427)	$(126)	$1,134
Earnings (loss) per share (1):
Basic	$(3.74)	$(1.11)	$11.37
Diluted	$(3.74)	$(1.11)	$11.10
Weighted average shares outstanding (in thousands):
Basic	114,281	113,416	98,985
Diluted	114,281	113,416	101,406

(1)	On June 26, 2012, the Board of Directors of Tronox Limited approved a 5-to-1 share split for holders of Class A ordinary shares and Class B ordinary shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class by way of bonus issue. All references to number of shares and per share data in the consolidated financial statements have been adjusted to reflect the share split, unless otherwise noted. See Note 20.

See notes to consolidated financial statements.

Tronox Limited
Consolidated Statements of Comprehensive Income (Loss)
(Millions of U.S. dollars)

	Year Ended December 31,
	2014	2013	2012
Net income (loss)	$(417)	$(90)	$1,133
Other comprehensive income (loss):
Foreign currency translation adjustments	(95)	(289)	11
Pension and postretirement plans:
Actuarial gains (losses), with no tax impact in 2014 and net of taxes of $1 million in 2013 and $7 million in 2012	(83)	25	(48)
Amortization of unrecognized actuarial losses, with no tax impact in 2014 and net of taxes of less than $1 million in 2013	1	2	—
Prior service credit, with no tax impact in 2014 and net of taxes of $1 million in 2013	(3)	3	—
Pension and postretirement benefit curtailments, with no tax impact in 2014	37	—	—
Other comprehensive loss	(143)	(259)	(37)
Total comprehensive income (loss)	$(560)	$(349)	$1,096
Comprehensive income (loss) attributable to noncontrolling interest:
Net income (loss)	10	36	(1)
Foreign currency translation adjustments	(31)	(70)	1
Comprehensive income (loss) attributable to noncontrolling interest	(21)	(34)	—
Comprehensive income (loss) attributable to Tronox Limited	$(539)	$(315)	$1,096

See notes to consolidated financial statements.

Tronox Limited
Consolidated Balance Sheets
(Millions of U.S. dollars, except share and per share data)

	December 31,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$1,279	$1,478
Accounts receivable, net of allowance for doubtful accounts	277	308
Inventories, net	770	759
Prepaid and other assets	42	61
Deferred tax assets	13	47
Total current assets	2,381	2,653
Noncurrent Assets
Property, plant and equipment, net	1,227	1,258
Mineral leaseholds, net	1,058	1,216
Intangible assets, net	272	300
Inventories, net	57	—
Long-term deferred tax assets	9	192
Other long-term assets	61	80
Total assets	$5,065	$5,699
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$160	$164
Accrued liabilities	147	146
Long-term debt due within one year	18	18
Income taxes payable	32	28
Deferred tax liabilities	9	7
Total current liabilities	366	363
Noncurrent Liabilities
Long-term debt	2,375	2,395
Pension and postretirement healthcare benefits	172	148
Asset retirement obligations	85	90
Long-term deferred tax liabilities	204	204
Other long-term liabilities	75	62
Total liabilities	3,277	3,262
Contingencies and Commitments
Shareholders’ Equity
Tronox Limited Class A ordinary shares, par value $0.01 — 65,152,145 shares issued and 63,968,616 shares outstanding at December 31, 2014 and 64,046,647 shares issued and 62,349,618 shares outstanding at December 31, 2013	1	1
Tronox Limited Class B ordinary shares, par value $0.01 — 51,154,280 shares issued and outstanding at December 31, 2014 and 2013	—	—
Capital in excess of par value	1,476	1,448
Retained earnings	529	1,073
Accumulated other comprehensive loss	(396)	(284)
Total shareholders’ equity	1,610	2,238
Noncontrolling interest	178	199
Total equity	1,788	2,437
Total liabilities and equity	$5,065	$5,699

See notes to consolidated financial statements.

Tronox Limited
Consolidated Statements of Cash Flows
(Millions of U.S. dollars)

	Year Ended December 31,
	2014	2013	2012
Cash Flows from Operating Activities:
Net income (loss)	$(417)	$(90)	$1,133
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	295	333	211
Deferred income taxes	237	33	(162)
Share-based compensation expense	22	17	32
Amortization of deferred debt issuance costs and discount on debt	10	9	10
Pension and postretirement healthcare benefit (income) expense	(3)	9	6
Net (gain) loss on liquidation of non-operating subsidiaries	35	(24)	—
Loss on extinguishment of debt	8	4	—
Amortization of fair value inventory step-up and unfavorable ore contracts liability	—	(32)	152
Gain on bargain purchase	—	—	(1,055)
Other noncash items affecting net income (loss)	3	(15)	48
Contributions to employee pension and postretirement plans	(18)	(6)	(31)
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	23	58	88
(Increase) decrease in inventories	(101)	75	(220)
(Increase) decrease in prepaid and other assets	9	(15)	10
Increase (decrease) in accounts payable and accrued liabilities	22	(16)	(113)
Increase (decrease) in taxes payable	20	(25)	9
Other, net	(4)	15	6
Cash provided by operating activities	141	330	124
Cash Flows from Investing Activities:
Capital expenditures	(187)	(165)	(166)
Proceeds from the sale of assets	—	1	—
Net cash received in acquisition of minerals sands business	—	—	114
Cash used in investing activities	(187)	(164)	(52)
Cash Flows from Financing Activities:
Repayments of debt	(20)	(189)	(585)
Proceeds from debt	—	945	1,707
Debt issuance costs	(2)	(29)	(38)
Dividends paid	(116)	(115)	(61)
Proceeds from the exercise of warrants and options	6	2	1
Merger consideration	—	—	(193)
Class A ordinary share repurchases	—	—	(326)
Class A ordinary shares purchased for the Employee Participation Plan	—	—	(15)
Cash provided by (used in) financing activities	(132)	614	490
Effects of exchange rate changes on cash and cash equivalents	(21)	(18)	—
Net (decrease) increase in cash and cash equivalents	(199)	762	562
Cash and cash equivalents at beginning of period	1,478	716	154
Cash and cash equivalents at end of period	$1,279	$1,478	$716
Supplemental cash flow information:
Interest paid	$126	$123	$34
Income taxes paid	$3	$25	$26

See notes to consolidated financial statements.

Tronox Limited
Consolidated Statements of Changes in Shareholders’ Equity
(Millions of U.S. dollars)

	Tronox Limited Class A Ordinary Shares	Tronox Limited Class B Ordinary Shares	Capital in Excess of par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Shares	Total Shareholders’ Equity	Non- controlling Interest	Total Equity
Balance at January 1, 2012	$—	$—	$579	$242	$(57)	$(12)	$752	$—	$752
Fair value of noncontrolling interest on Transaction Date	—	—	—	—	—	—	—	233	233
Net income (loss)	—	—	—	1,134	—	—	1,134	(1)	1,133
Other comprehensive income (loss)	—	—	—	—	(38)	—	(38)	1	(37)
Merger consideration paid	—	—	(193)	—	—	—	(193)	—	(193)
Issuance of Tronox Limited shares	—	—	1,370	—	—	—	1,370	—	1,370
Shares-based compensation	—	—	5	—	—	—	5	—	5
Shares purchased for the Employee Participation Plan	—	—	(15)	—	—	—	(15)	—	(15)
Issuance of Tronox Limited shares in share-split	1	—	—	(1)	—	—	—	—	—
Class A and Class B share dividends	—	—	—	(61)	—	—	(61)	—	(61)
Tronox Limited Class A shares repurchased	—	—	(326)	—	—	—	(326)	—	(326)
Warrants exercised	—	—	1	—	—	—	1	—	1
Tronox Incorporated share-based compensation	—	—	27	—	—	(7)	20	—	20
Tronox Incorporated common shares vested/canceled	—	—	(19)	—	—	19	—	—	—
Balance at December 31, 2012	$1	$—	$1,429	$1,314	$(95)	$—	$2,649	$233	$2,882
Net income (loss)	—	—	—	(126)	—	—	(126)	36	(90)
Other comprehensive loss	—	—	—	—	(189)	—	(189)	(70)	(259)
Shares-based compensation	—	—	17	—	—	—	17	—	17
Class A and Class B share dividends	—	—	—	(115)	—	—	(115)	—	(115)
Warrants and options exercised	—	—	2	—	—	—	2	—	2
Balance at December 31, 2013	$1	$—	$1,448	$1,073	$(284)	$—	$2,238	$199	$2,437
Net income (loss)	—	—	—	(427)	—	—	(427)	10	(417)
Other comprehensive income (loss)	—	—	—	—	(112)	—	(112)	(31)	(143)
Shares-based compensation	—	—	22	—	—	—	22	—	22
Class A and Class B share dividends	—	—	—	(117)	—	—	(117)	—	(117)
Warrants and options exercised	—	—	6	—	—	—	6	—	6
Balance at December 31, 2014	$1	$—	$1,476	$529	$(396)	$—	$1,610	$178	$1,788

See notes to consolidated financial statements.

Tronox Limited
Notes to Consolidated Financial Statements
(Millions of U.S. dollars, except share, per share and metric tons data or unless otherwise noted)

1.   The Company

Tronox Limited and its subsidiaries (collectively referred to as “Tronox,” “we,” “us,” or “our”) is a public limited company registered under the laws of the State of Western Australia. We are a global leader in the production and marketing of titanium bearing mineral sands and titanium dioxide (“TiO2”) pigment. Our TiO2 products are critical components of everyday applications such as paint and other coatings, plastics, paper and other applications. Our mineral sands business consists primarily of three product streams—titanium feedstock, zircon and pig iron. Titanium feedstock is primarily used to manufacture TiO2. Zircon, a hard, glossy mineral, is used for the manufacture of ceramics, refractories, TV screen glass and a range of other industrial and chemical products. Pig iron is a metal material used in the steel and metal casting industries to create wrought iron, cast iron and steel. We have global operations in North America, Europe, South Africa, and the Asia-Pacific region. We operate three TiO2 facilities at the following locations: Hamilton, Mississippi; Botlek, The Netherlands; and Kwinana, Western Australia, and we operate three separate mining operations: KwaZulu-Natal (“KZN”) Sands and Namakwa Sands both located in South Africa, and Cooljarloo located in Western Australia.

Tronox Limited was formed on September 21, 2011 for the purpose of the Transaction (defined below). Prior to the completion of the Transaction, Tronox Limited was wholly owned by Tronox Incorporated, a Delaware corporation formed on May 17, 2005 (“Tronox Incorporated”), and had no operating assets or operations. On June 15, 2012, (the “Transaction Date”), the existing business of Tronox Incorporated was combined with 74% of Exxaro Resources Ltd’s (“Exxaro”) South African mineral sands operations, including its Namakwa and KZN Sands mines, separation and slag furnaces, along with its 50% share of the Tiwest Joint Venture in Western Australia (together the “mineral sands business”) (the “Transaction”). See Note 26.

At both December 31, 2014 and 2013, Exxaro held approximately 44% of the voting securities of Tronox Limited. Under the terms of the Shareholder’s Deed entered into upon completion of the Transaction, Exxaro agreed that for a three-year period after the completion of the Transaction (the “Standstill Period”), it would not engage in any transaction or other action that would result in its beneficial ownership of the voting shares of Tronox Limited exceeding 45% of the total issued shares of Tronox Limited. In addition, except under certain circumstances, Exxaro agreed not to sell, pledge or otherwise transfer any such voting shares during the Standstill Period. After the Standstill Period, Exxaro has agreed not to acquire any voting shares of Tronox Limited if, following such acquisition, Exxaro will have a voting interest in Tronox Limited of 50% or more unless Exxaro brings any proposal to make such an acquisition to the Board of Directors of Tronox Limited on a confidential basis. In the event an agreement regarding the proposal is not reached, Exxaro is permitted to make a takeover offer for all the shares of Tronox Limited not held by affiliates of Exxaro, subject to certain non-waivable conditions.

Basis of Presentation

We are considered a domestic company in Australia and, as such, are required to report in Australia under International Financial Reporting Standards (“IFRS”). Additionally, as we are not considered a “foreign private issuer” in the United States, we are required to comply with the reporting and other requirements imposed by the U.S. securities law on U.S. domestic issuers, which, among other things, requires reporting under accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements included in this Form 10-K are prepared in conformity with U.S. GAAP. We publish our consolidated financial statements, in both U.S. GAAP and IFRS, in U.S. dollars.

The Consolidated Balance Sheets at December 31, 2014 and 2013 relate to Tronox Limited. The Consolidated Statements of Operations and the Consolidated Statements of Cash Flows for the years ended December 31, 2014 and 2013 reflect the consolidated operating results of Tronox Limited. The Consolidated Statement of Operations and the Consolidated Statement of Cash Flows for the year ended December 31, 2012 reflect the consolidated operating results of Tronox Incorporated prior to June 15, 2012, and, from June 15, 2012 through December 31, 2012, reflect the consolidated operating results of Tronox Limited.

Exxaro has a 26% ownership interest in each of our Tronox KZN Sands (Pty) Ltd. and Tronox Mineral Sands (Pty) Ltd. subsidiaries in order to comply with the ownership requirements of the Black Economic Empowerment (“BEE”) legislation in South Africa. We account for such ownership interest as “Noncontrolling interest” in our consolidated financial statements. See Note 21.

Prior to the Transaction Date, Tronox Incorporated operated the Tiwest Joint Venture, located in Western Australia, with Exxaro Australia Sands Pty Ltd. Tronox Incorporated accounted for its share of the joint venture’s assets that were jointly controlled and its share of liabilities for which it was jointly responsible on a proportionate gross basis in its Consolidated Balance Sheet. Additionally, Tronox Incorporated accounted for the revenues generated from its share of the products sold, along with its share of the expenses on a gross basis in its Consolidated Statements of Operations through June 15, 2012. At the Transaction Date, we owned 100% of the joint venture.

Our consolidated financial statements include the accounts of all majority-owned subsidiary companies. All intercompany balances and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the manner and presentation in the current period. For the year ended December 31, 2013, we decreased cash flows from investing activities by $7 million with a corresponding decrease in cash flows from operating activities to adjust for accrued capital expenditures. For the year ended December 31, 2012, we increased cash flows from operating activities by $6 million with a corresponding decrease in the effects of exchange rate changes on cash and cash equivalents. These adjustments are not considered material for the year ended December 31, 2013 and 2012.

During the year ended December 31, 2014, we recorded out-of-period adjustments that should have been recorded during 2012 that decreased cost of goods sold by $6 million, decreased loss before income taxes by $6 million, decreased net loss by $5 million and decreased loss per share by $0.03. Also during the year ended December 31, 2014, we recorded out-of-period adjustments that should have been recorded during 2013 that increased cost of goods sold by $6 million, increased selling, general and administrative expenses by $1 million, increased loss before income taxes by $7 million, increased net loss by $5 million and increased loss per share by $0.04. After evaluating the quantitative and qualitative aspects of the adjustments, we concluded the effect of these adjustments, individually and in the aggregate, was not material to our previously issued consolidated financial statements or to our 2014 consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. It is at least reasonably possible that the effect on the financial statements of a change in estimate due to one or more future confirming events could have a material effect on the financial statements.

2.   Significant Accounting Policies

Foreign Currency

The U.S. dollar is the functional currency for our operations, except for our South African operations, whose functional currency is the Rand, and our European operations, whose functional currency is the Euro. We determine the functional currency of each subsidiary based on a number of factors, including the predominant currency for revenues, expenditures and borrowings. Adjustments from the remeasurement of non-functional currency monetary assets and liabilities are recorded in “Other income (expense), net” in the Consolidated Statements of Operations. When the subsidiary’s functional currency is not the U.S. dollar, translation adjustments resulting from translating the functional currency financial statements into U.S. dollar equivalents are recorded in “Accumulated other comprehensive loss” in the Consolidated Balance Sheets.

Gains and losses on intercompany foreign currency transactions that are not expected to be settled in the foreseeable future are reported in the same manner as translation adjustments.

Revenue Recognition

Revenue is recognized when risk of loss and title to the product is transferred to the customer, pricing is fixed or determinable, and collection is reasonably assured. All amounts billed to a customer in a sales transaction related to shipping and handling represent revenues earned and are reported as net sales. Accruals are made for sales returns and other allowances, which are recorded in “Net sales” in the Consolidated Statements of Operations, and are based on our historical experience and current business conditions.

Cost of Goods Sold

Cost of goods sold includes costs for purchasing, receiving, manufacturing, and distributing products, including raw materials, energy, labor, depreciation, depletion, shipping and handling, freight, warehousing, and other production costs.

Research and Development

Research and development costs, included in “Selling, general and administrative expenses” in the Consolidated Statements of Operation comprising of salaries, building costs, utilities, administrative expenses, and allocations of corporate costs, were $11 million, $10 million, and $9 million during 2014, 2013, and 2012, respectively, and were expensed as incurred.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include costs related to marketing, agent commissions, and legal and administrative functions such as corporate management, human resources, information technology, investor relations, accounting, treasury, and tax compliance.

Income Taxes

We use the asset and liability method of accounting for income taxes. The estimation of the amounts of income taxes involves the interpretation of complex tax laws and regulations and how foreign taxes affect domestic taxes, as well as the analysis of the realizability of deferred tax assets, tax audit findings, and uncertain tax positions.

Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided against a deferred tax asset when it is more likely than not that all or some portion of the deferred tax asset will not be realized. We periodically assess the likelihood that we will be able to recover our deferred tax assets, and reflect any changes in our estimates in the valuation allowance, with a corresponding adjustment to earnings or other comprehensive income (loss), as appropriate. All available positive and negative evidence is weighted to determine whether a valuation allowance should be recorded.

The amount of income taxes we pay is subject to ongoing audits by federal, state, and foreign tax authorities, which may result in proposed assessments. Our estimate for the potential outcome for any uncertain tax issue is highly judgmental. We assess our income tax positions, and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances, and information available at the reporting date. For those tax positions for which it is more likely than not that a tax benefit will be sustained, we record the amount that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. Interest and penalties are accrued as part of tax expense, where applicable. If we do not believe that it is more likely than not that a tax benefit will be sustained, no tax benefit is recognized. See Note 7.

Earnings per Share

Basic and diluted earnings per share are calculated using the two-class method. Under the two-class method, earnings used to determine basic earnings per share are reduced by an amount allocated to participating securities. Participating securities include restricted shares issued under the Tronox Management Equity Incentive Plan (see Note 22) and the T-Bucks Employee Participation Plan (see Note 22), both of which contain non-forfeitable dividend rights. Our unexercised options, unexercised Series A and Series B Warrants (see Note 20), and unvested restricted share units do not contain non-forfeitable rights to dividends and, as such, are not considered in the calculation of basic earnings per share. Our unvested restricted shares do not have a contractual obligation to share in losses; therefore, when we record a net loss, none of the loss is allocated to participating securities. Consequently, in periods of net loss, the two class method does not have an effect on basic loss per share.

Diluted earnings per share is calculated by dividing net earnings allocable to ordinary shares by the weighted-average number of ordinary shares outstanding for the period, as adjusted for the potential dilutive effect of non-participating restricted share units, options, and Series A and Series B Warrants. The options and Series A and Series B Warrants are included in the calculation of diluted earnings per ordinary share utilizing the treasury stock method. See Note 8.

Fair Value Measurement

We measure fair value on a recurring basis utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs, to the extent possible, and consider counterparty credit risk in our assessment of fair value. The fair value hierarchy is as follows:

➢	Level 1 – Quoted prices in active markets for identical assets and liabilities;
➢	Level 2 – Quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data; and,
➢	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

See Note 9.

Cash and Cash Equivalents

We consider all investments with original maturities of three months or less to be cash equivalents. We maintain cash and cash equivalents in bank deposit and money market accounts that may exceed federally insured limits. The financial institutions where our cash and cash equivalents are held are generally highly rated and geographically dispersed, and we have a policy to limit the amount of credit exposure with any one institution. We have not experienced any losses in such accounts and believe we are not exposed to significant credit risk.

At both December 31, 2014 and 2013, we had restricted cash in Australia related to outstanding letters of credit of $3 million.

Accounts Receivable, net of allowance for doubtful accounts

A significant portion of our liquidity is concentrated in trade accounts receivable that arise from sales of TiO2 and titanium feedstock to customers in the TiO2 industry. The industry concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic, industry or other conditions. In addition, due to our international operations, we are subject to potential trade restrictions and sovereign risk in certain countries we operate in. We perform credit evaluations of our customers, and take actions deemed appropriate to mitigate credit risk. Only in certain specific occasions do we require collateral in the form of bank or parental guarantees or guarantee payments. We maintain allowances for potential credit losses based on specific customer review and current financial conditions. See Note 10.

Inventories, net

Pigment inventories are stated at the lower of actual cost or market, net of allowances for obsolete and slow-moving inventory. The cost of finished goods inventories is determined using the first-in, first-out method. Carrying values include material costs, labor, and associated indirect manufacturing expenses. Costs for materials and supplies, excluding ore, are determined by average cost to acquire. Raw materials are carried at actual cost. Mineral Sands inventories are stated at the lower of the weighted-average cost of production or market. We review, annually and at the end of each quarter, the cost of our inventory in comparison to its net realizable value. We also periodically review our inventory for obsolescence (inventory that is no longer marketable for its intended use). In either case, we record any write-down equal to the difference between the cost of inventory and its estimated net realizable value based on assumptions about alternative uses, market conditions and other factors. Inventories expected to be sold or consumed within twelve months after the balance sheet date are classified as current assets and all other inventories are classified as non-current assets. See Note 11.

Long Lived Assets

Property, plant and equipment, net is stated at cost less accumulated depreciation, and is depreciated over its estimated useful life using the straight-line method as follows:

Land improvements	10 — 20 years
Buildings	10 — 40 years
Machinery and equipment	3 — 25 years
Furniture and fixtures	10 years

Maintenance and repairs are expensed as incurred, except for costs of replacements or renewals that improve or extend the lives of existing properties, which are capitalized. Upon retirement or sale, the cost and related accumulated depreciation are removed from the respective account, and any resulting gain or loss is included in “Cost of goods sold” or “Selling, general, and administrative expenses” in the Consolidated Statements of Operations. See Note 12.

We capitalize interest costs on major projects that require an extended period of time to complete. See Note 16.

Mineral property acquisition costs are capitalized as tangible assets when management determines that probable future benefits consisting of a contribution to future cash inflows have been identified and adequate financial resources are available or are expected to be available as required to meet the terms of property acquisition and anticipated exploration and development expenditures. Mineral leaseholds are depleted over their useful lives as determined under the units of production method. Mineral property exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property through the commencement of production are capitalized. See Note 13.

Intangible assets are stated at cost less accumulated amortization, and are amortized on a straight-line basis over their estimated useful lives, which range from 5 to 20 years. See Note 14.

We evaluate the recoverability of the carrying value of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, we assess whether the projected undiscounted cash flows of our long-lived assets are sufficient to recover the existing unamortized cost of our long-lived assets. If the undiscounted projected cash flows are not sufficient, we calculate the impairment amount by discounting the projected cash flows using our weighted-average cost of capital. The amount of the impairment is written off against earnings in the period in which the impairment is determined.

Long-term Debt

Long-term debt is stated net of unamortized original issue premium or discount. Premiums or discounts are amortized using the effective interest method with amortization expense recorded in “Interest and debt expense, net” in the Consolidated Statements of Operations. Deferred debt issuance costs are recorded in “Other long-term assets” in the Consolidated Balance Sheets, and are amortized using the effective interest method with amortization expense recorded in “Interest and debt expense, net” in the Consolidated Statements of Operations. See Note 16.

Asset Retirement Obligations

Asset retirement obligations are recorded at their estimated fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Fair value is measured using expected future cash outflows discounted at our credit-adjusted risk-free interest rate, which are considered Level 2 inputs. We classify accretion expense related to asset retirement obligations as a production cost, which is included in “Cost of goods sold” in the Consolidated Statements of Operations. See Note 17.

Derivative Instruments

Derivative instruments are recorded in the Consolidated Balance Sheets at their fair values. Changes in the fair value of derivative instruments not designated for hedge accounting treatment are recorded in “Other income (expense), net” in the Consolidated Statements of Operations. See Note 18.

Environmental Remediation and Other Contingencies

We recognize a loss and record an undiscounted liability when litigation has commenced or a claim or assessment has been asserted, or, based on available information, commencement of litigation or assertion of a claim or assessment is probable, and the associated costs can be reasonably estimated. See Note 19.

Self-Insurance

We are self-insured for certain levels of general and vehicle liability, property, workers’ compensation and health care coverage. The cost of these self-insurance programs is accrued based upon estimated fully developed settlements for known and anticipated claims. Any resulting adjustments to previously recorded reserves are reflected in current operating results. We do not accrue for general or unspecific business risks.

Share-based Compensation

Equity Restricted Share and Restricted Share Unit Awards — The fair value of equity instruments is measured based on the share price on the grant date and is recognized over the vesting period. These awards contain service, market, and/or performance conditions. For awards containing only a service or a market condition, we have elected to recognize compensation costs using the straight-line method over the requisite service period for the entire award. For awards containing a market condition, the fair value of the award is measured using the Monte Carlo simulation under a lattice model approach. For awards containing a performance condition, the fair value is the grant date close price and compensation expense is not recognized until we conclude that it is probable that the performance condition will be met. We reassess the probability at least quarterly. See Note 22.

Liability Restricted Share Awards — Restricted share awards classified as liability awards contain only a service condition, and have graded vesting provisions. Liability awards are re-measured to fair value at each reporting date. See Note 22.

Option Awards — The Black-Scholes option pricing model is utilized to measure the fair value of options on the grant date. The options contain only service conditions, and have graded vesting provisions. We have elected to recognize compensation costs using the straight-line method over the requisite service period for the entire award. See Note 22.

Recent Accounting Pronouncements

During 2014, we adopted ASU 2013-5, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity, which addresses the treatment of the cumulative translation adjustment into net income when a parent either sells or liquidates a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. The adoption of this guidance did not have an impact on our consolidated financial statements, as we had previously accounted for the liquidation of our non-operating subsidiaries in this manner.

In May 2014, the FASB issued ASU 2014-9, Revenue from Contracts with Customers (“ASU 2014-9”), which states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for periods beginning after December 31, 2016, and will be applied either retrospectively or on a modified retrospective basis. We have not yet determined the impact, if any, that ASU 2014-9 will have on our consolidated financial statements.

3.   Anadarko Litigation

In May 2009, we commenced an adversary proceeding in the U.S. Bankruptcy Court for the Southern District of New York (Manhattan) (the “Bankruptcy Court”) against Kerr-McGee Corp. (“Kerr-McGee”) and its parent, Anadarko Petroleum Corp. (“Anadarko”), related to the 2006 spin-off of Tronox Incorporated (Tronox Incorporated v. Anadarko (In re Tronox Inc.)), 09-1198 (the “Anadarko Litigation”). Pursuant to the plan of reorganization, we assigned the rights to any pre-tax proceeds that may be recovered in the Anadarko Litigation to our creditors.

On May 29, 2014, the Bankruptcy Court approved a settlement with Anadarko for $5.15 billion. On January 23, 2015, Anadarko paid $5.2 billion, including approximately $65 million of accrued interest, pursuant to the terms of the settlement agreement. We did not receive any portion of the settlement amount. Instead, 88% of the $5.2 billion will go to trusts and other governmental entities for the remediation of polluted sites by Kerr-McGee. The remaining 12% will be distributed to a tort trust to compensate individuals injured as a result of Kerr-McGee’s environmental failures.

We received a private letter ruling from the U.S. Internal Revenue Service confirming that the trusts that held the claims against Anadarko are grantor trusts of Tronox Incorporated solely for federal income tax purposes. As a result, we believe we will be entitled to tax deductions equal to the amount spent by the trusts to remediate environmental matters and to compensate the injured individuals. These deductions will accrue over the life of the trusts as the $5.2 billion is spent. We believe that these expenditures and the accompanying tax deductions may continue for decades. We have recorded deferred tax assets of $2.0 billion related to the $5.2 billion of expected future tax deductions from trust expenditures. These deferred tax assets are fully offset by valuation allowances.

4.   Restructuring Expense

During 2014, we commenced a cost reduction initiative. The initiative involved a reduction in our workforce by approximately 135 employees and outside contractor positions. The charge resulting from this initiative was $15 million, which was recorded in “Restructuring expense” in the Consolidated Statements of Operations during 2014. The charges consist of employee severance costs of $13 million, as well as outplacement services and other associated costs and expenses of $2 million. Of the total $15 million charge, we incurred $14 million in cash expenditures, of which $10 million was paid during 2014. We expect to pay the remaining $4 million during the first half of 2015.

A summary in the changes in the liability established for restructuring, which is included in “Accrued liabilities” in the Consolidated Balance Sheet, is as follows:

Restructuring Liability
Balance, January 1, 2014	$—
Severance, outplacement services and other related costs	15
Cash payments	(10)
Noncash expense	(1)
Balance, December 31, 2014	$4

Restructuring expense by segment during 2014 was as follows:

Restructuring Expense
Mineral Sands segment	$7
Pigment segment	5
Corporate and Other	3
Total	$15

5.   Liquidation of Non-Operating Subsidiaries

During 2014, we completed the liquidation of a non-operating subsidiary, Tronox Pigments International GmbH, for which we recognized a noncash loss from the realization of cumulative translation adjustments of $35 million, which was recorded in “Net gain (loss) on liquidation of non-operating subsidiaries” in the Consolidated Statements of Operations. During 2013, we completed the liquidation of two non-operating subsidiaries, Tronox (Luxembourg) Holdings S.a.r.l. and Tronox Luxembourg S.a.r.l., for which we recognized a net noncash gain from the realization of cumulative translation adjustments of $24 million, which was recorded in “Net gain (loss) on liquidation of non-operating subsidiaries” in the Consolidated Statements of Operations.

6.   Other Income (Expense), Net

Other income (expense), net is comprised of the following:

	Year Ended December 31,
	2014	2013	2012
Net realized and unrealized foreign currency gains (losses)	$5	$39	$(8)
Interest income	13	8	2
Pension and postretirement benefit curtailment gains (1)	9	—	—
Other	—	(1)	(1)
Total	$27	$46	$(7)

(1)	During 2014, we recognized curtailment gains related to our U.S. postretirement healthcare plan and our Netherlands pension plan. See Note 23.

7.   Income Taxes

Our operations are conducted through various subsidiaries in a number of countries throughout the world. We have provided for income taxes based upon the tax laws and rates in the countries in which operations are conducted and income is earned.

Income (loss) before income taxes is comprised of the following:

	Year Ended December 31,
	2014	2013	2012
Australia	$(242)	$(185)	$1,019
International	93	124	(11)
Income (loss) before income taxes	$(149)	$(61)	$1,008

The income tax benefit (provision) is summarized below:

	Year Ended December 31,
	2014	2013	2012
Australian:
Current	$(15)	$(11)	$(28)
Deferred	(183)	35	124
International:
Current	(15)	(23)	(9)
Deferred	(55)	(30)	38
Income tax benefit (provision)	$(268)	$(29)	$125

The following table reconciles the applicable statutory income tax rates to our effective income tax rates for “Income tax benefit (provision)” as reflected in the Consolidated Statements of Operations.

	Year Ended December 31,
	2014	2013	2012
Statutory tax rate	30%	30%	30%
Increases (decreases) resulting from:
Tax rate differences	78	191	(6)
Disallowable expenditures	(17)	(10)	(1)
Gain on bargain purchase, net of tax	—	—	(31)
Resetting of tax basis to market value	—	—	(7)
Valuation allowances	(1,577)	(259)	(1)
Anadarko litigation settlement	1,341	—	—
State NOL limitations	(15)	—	—
Withholding taxes	(24)	(59)	2
Prior year accruals	(2)	22	—
Change in uncertain tax positions	—	6	—
Foreign exchange	1	17	—
Tax credits	2	8	—
Branch taxation	4	6	—
Other, net	(1)	—	2
Effective tax rate	(180)%	(48)%	(12)%

The effective tax rate for each of the years ended December 31, 2014, 2013, and 2012 differs from the Australian statutory rate of 30%. Historically, the differences were primarily due to valuation allowances, income in foreign jurisdictions taxed at rates lower than 30%, and withholding tax accruals on interest income. Additionally, the effective tax rate for 2014 is impacted by $58 million and $255 million, respectively, due to increases to full valuation allowances in The Netherlands and Australia. The Anadarko Litigation settlement of $5.2 billion provided us with additional deferred tax assets of $2.0 billion, which were offset by full valuation allowances in the United States of $2.0 billion. As a result of an ownership change on June 15, 2012, our ability to use federal losses was not impacted; however, due to state apportionment impacts and carryforward periods, our state losses were limited. This limitation resulted in the loss of $23 million of deferred tax assets but was fully offset by a reduction of the related valuation allowances.

The statutory tax rates on income earned in South Africa (28% for limited liability companies), The Netherlands (25% for corporations), and the United Kingdom (23.25% for corporations and limited liability companies and not applicable for certain limited liability partners) are lower than the Australian statutory rate of 30%. The statutory tax rate, applied against losses in the United States (35% for corporations), is higher than the Australian statutory rate of 30%. Also, we continue to maintain a full valuation allowance in the United States.

Net deferred tax assets (liabilities) at December 31, 2014 and 2013 were comprised of the following:

	December 31,
	2014	2013
Deferred tax assets:
Net operating loss and other carryforwards	$626	$659
Property, plant and equipment	324	293
Reserves for environmental remediation and restoration	26	28
Obligations for pension and other employee benefits	87	72
Investments	28	32
Grantor trusts	2,118	100
Inventory	15	9
Interest	314	226
Other accrued liabilities	11	20
Unrealized foreign exchange losses	2	3
Other	14	13
Total deferred tax assets	3,565	1,455
Valuation allowance associated with deferred tax assets	(3,345)	(982)
Net deferred tax assets	220	473
Deferred tax liabilities:
Property, plant and equipment	(266)	(288)
Intangibles	(103)	(108)
Inventory	(10)	(19)
Unrealized foreign exchange gains	(25)	(22)
Other	(7)	(8)
Total deferred tax liabilities	(411)	(445)
Net deferred tax asset (liability)	$(191)	$28
Balance sheet classifications:
Deferred tax assets — current	$13	$47
Deferred tax assets — long-term	9	192
Deferred tax liabilities — current	(9)	(7)
Deferred tax liabilities — long-term	(204)	(204)
Net deferred tax asset (liability)	$(191)	$28

The net deferred tax assets (liabilities) reflected in the above table include deferred tax assets related to grantor trusts, which were established as Tronox Incorporated emerged from bankruptcy during 2011. The balances relate to the assets contributed to such grantor trusts by Tronox Incorporated. Additionally, as a result of the resolution of the Anadarko Litigation of $5.2 billion, we have recorded additional deferred tax assets of $2.0 billion. This increase has been fully offset by valuation allowances. See Note 3 for discussion of the resolution of the Anadarko Litigation.

During 2014 and 2013, the total changes to the valuation allowance were an increase of $2.4 billion and an increase of $229 million, respectively. The table below sets forth the changes, by jurisdiction:

	December 31,
	2014	2013
Australia	$255	$118
United States	2,058	87
The Netherlands	50	25
South Africa	—	(1)
Total increase in valuation allowances	$2,363	$229

At December 31, 2014, we now maintain full valuation allowances related to the total net deferred tax assets in Australia, the United States, and The Netherlands, as we cannot objectively assert that these deferred tax assets are more likely than not to be realized. Future provisions for income taxes will include no tax benefits with respect to losses incurred and tax expense only to the extent of current state tax payments until the valuation allowances are eliminated. Additionally, we have valuation allowances against specific tax assets in South Africa.

These conclusions were reached by the application of ASC 740, Income Taxes, which requires that all available positive and negative evidence be weighted to determine whether a valuation allowance should be recorded. The more significant evidential matter in Australia, the United States, and The Netherlands relates to recent book losses and the lack of sufficient projected taxable income. The more significant evidential matter for South Africa relates to assets that cannot be depleted or depreciated for tax purposes.

An ownership change occurred during 2012, as a result of the Transaction. These ownership changes resulted in a limitation under IRC Sections 382 and 383 related to U.S. net operating losses. We do not expect that the application of these net limitations will have any material effect on our U.S. federal income tax liabilities; however, for the year ended December 31, 2014, we have now reduced our state net operating loss carryforwards and the related deferred tax benefits. The loss of these benefits is offset by a corresponding reduction in the valuation allowances.

The deferred tax assets generated by tax loss carryforwards in Australia, the United States, and The Netherlands have been fully offset by valuation allowances. The expiration of these carryforwards at December 31, 2014 is shown below. The Australian and South African tax loss carryforwards do not expire.

	Australia	U.S. Federal	U.S. State	Other	Tax Loss Carryforwards Total
2015	$—	$—	$—	$—	$—
2016	—	—	8	—	8
2017	—	—	—	—	—
2018	—	—	4	—	4
2019	—	—	1	—	1
Thereafter	—	1,231	776	152	2,159
No Expiration	306	—	—	47	353
Total tax loss carryforwards	$306	$1,231	$789	$199	$2,525

At December 31, 2014, Tronox Limited had foreign subsidiaries with undistributed earnings. Although we would not be subject to income tax on these earnings, amounts totaling $118 million could be subject to withholding tax if distributed. Tronox Incorporated had certain foreign subsidiaries with undistributed earnings totaling $179 million. We have made no provision for deferred taxes for either Tronox Limited or Tronox Incorporated related to these undistributed earnings because they are considered to be indefinitely reinvested outside of the parents’ taxing jurisdictions.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits for 2014 and 2013 is as follows:

	Year Ended December 31,
	2014	2013
Balance at January 1	$1	$4
Reductions for tax positions related to prior years	—	(3)
Balance at December 31	$1	$1

Included in the balance at December 31, 2014 and 2013, were tax positions of $1 million and $1 million, respectively, for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility. None of these net benefits, if recognized, would impact the effective income tax rate.

As a result of potential settlements, it is reasonably possible that our gross unrecognized tax benefits from timing differences may decrease within the next twelve months by $1 million.

During 2014, 2013, and 2012, we did not recognize any gross interest or penalties in “Income tax benefit (provision)” in the Consolidated Statements of Operations related to unrecognized tax benefits. At December 31, 2014 and 2013, we had no remaining accruals for the gross payment of interest and penalties related to unrecognized tax benefits, and the noncurrent liability section of the Consolidated Balance Sheets reflected $1 million and $1 million, respectively, as the reserve for uncertain tax positions.

Our Australian returns are closed through 2011. However, under Australian tax laws, transfer pricing issues have no limitation period. Our U.S. returns are closed for years through 2010, with the exception of an amendment filed for the 2007 tax year. Our Netherlands returns are closed through 2012. In accordance with the Transaction Agreement, we are not liable for income taxes of the acquired companies with respect to periods prior to the Transaction Date.

We believe that we have made adequate provision for income taxes that may be payable with respect to years open for examination; however, the ultimate outcome is not presently known and, accordingly, additional provisions may be necessary and/or reclassifications of noncurrent tax liabilities to current may occur in the future.

8.   Earnings Per Share

The computation of basic and diluted earnings (loss) per share for the periods indicated is as follows:

	Year Ended December 31,
	2014	2013	2012
Numerator – Basic and Diluted:
Net income (loss)	$(417)	$(90)	$1,133
Net income (loss) attributable to noncontrolling interest	10	36	(1)
Net income (loss) attributable to Tronox Limited	(427)	(126)	1,134
Less: Dividends paid (2)	—	—	(61)
Undistributed earnings (loss)	(427)	(126)	1,073
Percentage allocated to ordinary shares	100%	100%	99.3%
Undistributed earnings (loss) allocated to ordinary shares	(427)	(126)	1,065
Add: Dividends paid allocated to ordinary shares (2)	—	—	60
Earnings (loss) available to ordinary shares	$(427)	$(126)	$1,125
Denominator – Basic:
Weighted-average ordinary shares (in thousands)	114,281	113,416	98,985
Add: Effect of dilutive securities:
Restricted stock	—	—	49
Warrants	—	—	2,372
Denominator – Dilutive	114,281	113,416	101,406
Earnings (loss) per ordinary share (1):
Basic earnings (loss) per ordinary share	$(3.74)	$(1.11)	$11.37
Diluted earnings (loss) per ordinary share	$(3.74)	$(1.11)	$11.10

(1)	Our participating securities do not have a contractual obligation to share in losses; therefore, when we have a net loss, none of the loss is allocated to participating securities. Consequently, for the years ended December 31, 2014 and 2013, the two class method did not have an effect on our loss per ordinary share calculation, and as such, dividends paid during the year did not impact this calculation.
(2)	Loss per ordinary share amounts were calculated from exact, not rounded income (loss) and share information.

In computing diluted loss per share under the two-class method, we considered potentially dilutive shares. Anti-dilutive shares not recognized in the diluted earnings per share calculation were as follows:

	December 31, 2014		December 31, 2013		December 31, 2012
	Shares	Average Exercise Price	Shares	Average Exercise Price	Shares	Average Exercise Price
Options	2,560,875	$21.14	2,094,771	$20.63	612,439	$24.81
Series A Warrants (1)	1,273,917	$11.04	1,850,814	$11.52	—	$—
Series B Warrants (1)	1,715,986	$12.19	2,409,404	$12.71	—	$—
Restricted share units	875,776	$22.17	303,324	$21.08	18,990	$21.10

(1)	Series A Warrants and Series B Warrants were converted into Class A Shares at December 31, 2014 and 2013 using a rate of 5.29 and 5.18, respectively. See Note 20.

9.   Fair Value Measurement

For financial instruments that are subsequently measured at fair value, the fair value measurement is grouped into levels. See Note 2.

At December 31, 2014 and 2013, the only financial instrument measured at fair value was the environmental rehabilitation trust, which amounted to $17 million and $22 million, respectively, and was categorized as Level 1. See Note 17.

The carrying amounts for cash and cash equivalents, accounts receivable, other current assets, accounts payable, short-term debt, and other current liabilities approximate their fair value because of the short-term nature of these instruments.

Our debt is recorded at historical amounts. At both December 31, 2014 and 2013, the fair value of the Term Loan was $1.5 billion. At December 31, 2014 and 2013, the fair value of the Notes was $903 million and $924 million, respectively. We determined the fair value of the Term Loan, the Notes and the Term Facility using Bloomberg market prices. The fair value hierarchy for the Term Loan and the Notes is a Level 1 input.

10.   Accounts Receivable, Net of Allowance for Doubtful Accounts

Accounts receivable, net of allowance of doubtful accounts, consisted of the following:

	December 31,
	2014	2013
Trade receivables	$272	$304
Other	6	6
Gross	278	310
Allowance for doubtful accounts	(1)	(2)
Net	$277	$308

Bad debt expense was less than $1 million, $1 million and $1 million for the years ended December 31, 2014, 2013 and 2012, respectively, and was recorded in “Selling, general and administrative expenses” in the Consolidated Statements of Operations.

11.   Inventories, Net

Inventories, net consisted of the following:

	December 31,
	2014	2013
Raw materials	$329	$320
Work-in-process	77	24
Finished goods	303	310
Materials and supplies, net (1)	118	105
Total	827	759
Less: Inventories, net – non-current	(57)	—
Inventories, net – current	$770	$759

(1)	Consists of processing chemicals, maintenance supplies, and spare parts, which will be consumed directly and indirectly in the production of our products.

Finished goods includes inventory on consignment of $42 million and $48 million at December 31, 2014 and 2013, respectively. At December 31, 2014 and 2013, inventory obsolescence reserves were $14 million and $13 million, respectively. During 2014, 2013, and 2012, we recognized a net lower of cost or market charge of $3 million, a net lower of cost or market benefit of $20 million, and a net lower of cost or market charge of $47 million, respectively, which was included in “Cost of goods sold” in the Consolidated Statements of Operations.

12.   Property, Plant and Equipment

Property, plant and equipment, net of accumulated depreciation and amortization, consisted of the following:

	December 31,
	2014	2013
Land and land improvements	$80	$79
Buildings	187	181
Machinery and equipment	1,225	1,156
Construction-in-progress	149	133
Other	35	28
Total	1,676	1,577
Less accumulated depreciation and amortization	(449)	(319)
Property, plant and equipment, net	$1,227	$1,258

Depreciation expense related to property, plant and equipment during 2014, 2013, and 2012 was $158 million, $191 million, and $127 million, respectively, of which $155 million, $187 million, and $125 million, respectively, was recorded in “Cost of goods sold” in the Consolidated Statements of Operations and $3 million, $4 million, and $2 million, respectively, was recorded in “Selling, general and administrative expenses” in the Consolidated Statements of Operations.

13.   Mineral Leaseholds

Minerals leaseholds, net of accumulated depletion, consisted of the following:

	December 31,
	2014	2013
Mineral leaseholds	$1,336	$1,388
Less accumulated depletion	(278)	(172)
Net	$1,058	$1,216

Depletion expense related to mineral leaseholds during 2014, 2013, and 2012 was $110 million, $115 million, and $59 million, respectively, which was recorded in “Cost of goods sold” in the Consolidated Statements of Operations.

14.   Intangible Assets

Intangible assets, net of accumulated amortization, consisted of the following:

	December 31, 2014			December 31, 2013
	Gross Cost	Accumulated Amortization	Net Carrying Amount	Gross Cost	Accumulated Amortization	Net Carrying Amount
Customer relationships	$294	$(79)	$215	$294	$(59)	$235
TiO2 technology	32	(6)	26	32	(5)	27
Internal-use software	39	(10)	29	40	(6)	34
Other	9	(7)	2	9	(5)	4
Total	$374	$(102)	$272	$375	$(75)	$300

Amortization expense related to intangible assets during 2014, 2013, and 2012 was $27 million, $27 million, and $25 million, respectively, which was recorded in “Selling, general and administrative expenses” in the Consolidated Statements of Operations. Estimated future amortization expense related to intangible assets is $27 million for 2015, $25 million for 2016, $25 million for 2017, $25 million for 2018, $25 million for 2019, and $145 million thereafter.

15.   Accrued Liabilities

Accrued liabilities of the following:

	December 31,
	2014	2013
Employee-related costs and benefits	$62	$55
Taxes other than income taxes	37	44
Interest	22	22
Sales rebates	19	18
Other	7	7
Total	$147	$146

16.   Debt

UBS Revolver

We have a global senior secured asset-based syndicated revolving credit facility with UBS AG (the “UBS Revolver”) with a maturity date of June 18, 2017. The UBS Revolver provides us with a committed source of capital with a principal borrowing amount of up to $300 million, subject to a borrowing base. Obligations under the UBS Revolver are collateralized by a first priority lien on substantially all of our existing, and future deposit accounts, inventory, and account receivables, and certain related assets, excluding those held by our South African subsidiaries, Netherland’s subsidiaries, and Bahamian subsidiary, and a second priority lien on all of our other assets, including capital shares. At December 31, 2014 and 2013, our borrowing base was $276 million and $210 million, respectively. During 2014 and 2013, we had no drawdowns or repayments on the UBS Revolver. At both December 31, 2014 and 2013, there were no outstanding borrowings on the UBS Revolver.

The UBS Revolver bears interest at our option at either (i) the greater of (a) the lenders’ prime rate, (b) the Federal funds effective rate plus 0.50%, and (c) the adjusted London Interbank Offered Rate (“LIBOR”) for a one-month period plus 1%) or (ii) the adjusted LIBOR, in each case plus the applicable margin. The applicable margin ranges from 1.5% to 2% for borrowings at the adjusted LIBOR, and from 0.5% to 1% for borrowings at the alternate base rate, based upon the average daily borrowing availability.

ABSA Revolving Credit Facility

We have a R1.3 billion (approximately $113 million at December 31, 2014) revolving credit facility with ABSA Bank Limited (“ABSA”) acting through its ABSA Capital Division (the “ABSA Revolver”) with a maturity date of June 14, 2017. On December 12, 2014, we entered into a First Amended and Restated Revolving Credit Facility Agreement with ABSA, whereby the ABSA Revolver was increased from R900 million to R1.3 billion, and the margin increased from 3.5% to 3.9%. The ABSA Revolver bears interest at (i) the base rate (defined as one month JIBAR, which is the mid-market rate for deposits in South African Rand for a period equal to the relevant period which appears on the Reuters Screen SAFEY Page alongside the caption YLD) as of 11h00 Johannesburg time on the first day of the applicable period, plus (ii) the Margin, which is 3.9%.

During 2014, we had no drawdowns or repayments on the ABSA Revolver. During 2013, we had no drawdowns and a repayment of $30 million. During 2012, we had drawdowns of $54 million and repayments of $24 million. The weighted average interest rate was 8.5% during both 2013 and 2012. At both December 31, 2014 and 2013, there were no outstanding borrowings on the ABSA Revolver.

	Original Principal	Maturity Date	December 31,
			2014	2013
Term Loan, net of unamortized discount (1)	$1,500	3/19/2020	$1,468	$1,482
Senior Notes	$900	8/15/2020	900	900
Co-generation Unit Financing Arrangement	$16	2/1/2016	3	6
Lease financing			22	25
Total borrowings			2,393	2,413
Less: Noncurrent borrowings due in one year			(18)	(18)
Noncurrent borrowings			$2,375	$2,395

(1)	Average effective interest rate of 4.6% during 2014 and 5% during 2013.

At December 31, 2014, the scheduled maturities of our long-term debt were as follows:

Total Borrowings
2015	$18
2016	16
2017	16
2018	16
2019	16
Thereafter	2,318
Total	2,400
Remaining accretion associated with the Term Loan	(7)
Total borrowings	$2,393

Term Loan

On March 19, 2013, we, along with our wholly owned subsidiary, Tronox Pigments (Netherlands) B.V., and certain of our subsidiaries named as guarantors, entered into a Second Amended and Restated Credit and Guaranty Agreement (the “Second Agreement”) with Goldman Sachs Bank USA, as administrative agent and collateral agent, and Goldman Sachs Bank USA, UBS Securities LLC, Credit Suisse Securities (USA) LLC and RBC Capital Markets, as joint lead arrangers, joint bookrunners and co-syndication agents. Pursuant to the Second Agreement, we obtained a $1.5 billion senior secured term loan (the “Term Loan”). The Term Loan was issued net of an original issue discount. At December 31, 2014 and 2013, the unamortized discount was $7 million and $11 million, respectively. We made principal repayments during 2014 and 2013 of $17 million and $8 million, respectively.

On April 23, 2014, we, along with our wholly owned subsidiary, Tronox Pigments (Netherlands) B.V., and certain of our subsidiaries named as guarantors, entered into a Third Amendment to the Credit and Guaranty Agreement (the “Third Agreement”) with the lender parties thereto and Goldman Sachs Bank USA, as administrative agent, which amends the Second Agreement. The Third Agreement provides for the re-pricing of the Term Loan by replacing the existing definition of “Applicable Margin” with a grid pricing matrix dependent upon our public corporate family rating as determined by Moody’s and Standard & Poor’s (with the interest rate under the Third Agreement remaining subject to Eurodollar Rate and Base Rate floors, as defined in the Third Agreement). Pursuant to the Third Agreement, based upon our current public corporate family rating by Moody’s and Standard & Poor’s, the current interest rate per annum is 300 basis points plus LIBOR (subject to a LIBOR floor of 1% per annum) compared to 350 basis points plus LIBOR (subject to a LIBOR floor of 1% per annum) in the Second Agreement. The Third Agreement also amended certain provisions of the Second Agreement to permit us and certain of our subsidiaries to obtain new cash flow revolving credit facilities in place of our existing asset based revolving credit facility. The maturity date under the Second Agreement and all other material terms of the Second Agreement remain the same under the Third Agreement.

The Third Agreement resulted in a modification for certain lenders and an extinguishment for other lenders. Accordingly, we recognized an $8 million charge during 2014 for the early extinguishment of debt resulting from the write-off of deferred debt issuance costs and discount on debt associated with the Second Agreement. We also paid $2 million of new debt issuance costs related to the Third Agreement during 2014, which were recorded in “Other long-term assets” in the Consolidated Balance Sheets.

Senior Notes

On August 20, 2012, our wholly owned subsidiary, Tronox Finance LLC, completed a private placement offering of $900 million aggregate principal amount of senior notes at par value (the “Senior Notes”).

The Senior Notes bear interest semiannually at a rate equal to 6.375%, and are fully and unconditionally guaranteed on a senior, unsecured basis by us and certain of our subsidiaries. The Senior Notes were initially offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

On September 17, 2013, Tronox Finance LLC issued $900 million in aggregate principal amount of registered 6.375% Senior Notes due 2020 in exchange for its then existing $900 million in aggregate principal amount of its 6.375% Senior Notes due 2020. The Senior Notes are guaranteed by Tronox and certain of its subsidiaries. See Note 27.

Lease Financing

We have capital lease obligations in South Africa, which are payable through 2031 at a weighted average interest rate of approximately 14%. At December 31, 2014 and 2013, such obligations had a net book value of assets recorded under capital leases aggregating $20 million and $23 million, respectively. During 2014, 2013, and 2012, we made principal payments of less than $1 million for all periods.

At December 31, 2014, future minimum lease payments, including interest, were as follows:

	Principal Repayments	Interest	Total Payments
2015	$1	$3	$4
2016	1	3	4
2017	1	3	4
2018	1	3	4
2019	1	2	3
Thereafter	18	18	36
Total	23	32	55

Debt Covenants

At December 31, 2014, we had financial covenants in the UBS Revolver, the ABSA Revolver and the Term Loan; however, only the ABSA Revolver had a financial maintenance covenant that applies to local operations and only when the ABSA Revolver is drawn upon. The Term Loan and the UBS Revolver are subject to an intercreditor agreement pursuant to which the lenders’ respective rights and interests in the security are set forth. We were in compliance with all our financial covenants as of and for the year ended December 31, 2014.

Interest and debt expense, net

Interest and debt expense in the Consolidated Statements of Operations consisted of the following:

	Year Ended December 31,
	2014	2013	2012
Bank borrowings	$124	$122	$53
Amortization of deferred debt issuance costs and discounts on debt	10	9	10
Other	2	4	4
Capitalized interest	(3)	(5)	(2)
Total interest and debt expense, net	$133	$130	$65

In connection with obtaining debt, we incurred debt issuance costs, which are being amortized through the respective maturity dates using the effective interest method. At December 31, 2014 and 2013, we had $44 million and $57 million, respectively, of deferred debt issuance costs, which are recorded in “Other long-term assets” in the Consolidated Balance Sheets.”

17.   Asset Retirement Obligations

Asset retirement obligations consist primarily of rehabilitation and restoration costs, landfill capping costs, decommissioning costs, and closure and post-closure costs. Activity related to asset retirement obligations was as follows:

	Year Ended December 31,
	2014	2013
Beginning balance	$96	$113
Additions	5	—
Accretion expense	4	2
Remeasurement/translation	(9)	(16)
Changes in estimates, including cost and timing of cash flows	—	(1)
Settlements/payments	(6)	(2)
Ending balance	$90	$96
Current portion included in “Accrued liabilities”	$5	$6
Noncurrent portion included in “Asset retirement obligations”	$85	$90

We used the following assumptions in determining asset retirement obligations at December 31, 2014: inflation rates between 2.5%-6.8% per year; credit adjusted risk-free interest rates between 3.2%-15.4%; and the life of mines between 2-36 years.

Environmental Rehabilitation Trust

In accordance with applicable regulations, we have established an environmental rehabilitation trust for the prospecting and mining operations in South Africa, which receives, holds, and invests funds for the rehabilitation or management of asset retirement obligations. The trustees of the fund are appointed by us, and consist of sufficiently qualified employees capable of fulfilling their fiduciary duties. At December 31, 2014 and 2013, the environmental rehabilitation trust assets were $17 million and $22 million, respectively, which were recorded in “Other long-term assets” in the Consolidated Balance Sheets.

18.   Derivative Instruments

We manufacture and market our products in a number of countries throughout the world and, as a result, are exposed to changes in foreign currency exchange rates, particularly in South Africa, Australia, and The Netherlands. Costs in South Africa and Australia are primarily incurred in local currencies, while the majority of revenues are in U.S. dollars. In Europe, the majority of revenues and costs are in the local currency. This leaves us exposed to movements in the South African Rand and the Australian dollar versus the U.S. dollar.

In order to manage this risk, we enter into currency forward contracts to buy and sell foreign currencies as “economic hedges” for these foreign currency transactions. Our currency forward contracts were not designated for hedge accounting treatment under ASC 815, Derivatives and Hedging. As such, changes in the fair value were recorded in “Other income (expense), net” in the Consolidated Statements of

Operations. During 2014 and 2013, we recorded a net loss of $1 million and a net gain of $2 million, respectively. At December 31, 2014 and 2013, we did not have any forward contracts in place. We did not utilize forward contracts during 2012.

19.   Commitments and Contingencies

Leases—We lease office space, storage, and equipment under non-cancelable lease agreements, which expire on various dates through 2023. Total rental expense related to operating leases was $26 million, $42 million, and $8 million during 2014, 2013, and 2012, respectively.

At December 31, 2014, minimum rental commitments under non-cancelable operating leases were as follows:

Operating
2015	$19
2016	19
2017	12
2018	6
2019	3
Thereafter	21
Total	$80

Purchase Commitments—At December 31, 2014, purchase commitments were $225 million for 2015, $115 million for 2016, $68 million for 2017, $63 million for 2018, $60 million for 2019, and $306 million thereafter.

Letters of Credit—At December 31, 2014, we had outstanding letters of credit, bank guarantees, and performance bonds of $47 million, of which $24 million were letters of credit issued under the UBS Revolver, $20 million were bank guarantees issued by ABSA and $3 million were performance bonds issued by Westpac Banking Corporation.

Other Matters—From time to time, we may be party to a number of legal and administrative proceedings involving legal, environmental, and/or other matters in various courts or agencies. These proceedings, individually and in the aggregate, may have a material adverse effect on us. These proceedings may be associated with facilities currently or previously owned, operated or used by us and/or our predecessors, some of which may include claims for personal injuries, property damages, cleanup costs, and other environmental matters. Current and former operations may also involve management of regulated materials that are subject to various environmental laws and regulations including the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act or state equivalents. Similar environmental laws and regulations and other requirements exist in foreign countries in which we operate. Currently, we are not party to any pending legal or administrative proceedings that may have a material adverse effect, either individually or in the aggregate, on its business, financial condition or results of operations.

20.   Shareholders’ Equity

Tronox Limited

The changes in outstanding Class A Shares and Class B Shares for the years ended December 31, 2014 and 2013 were as follows:

Class A Shares:
Balance at January 1, 2013	62,103,989
Shares issued for share-based compensation	109,790
Shares issued for warrants exercised	84,088
Shares issued for options exercised	51,751
Balance at December 31, 2013	62,349,618
Shares issued for share-based compensation	467,823
Shares issued for warrants exercised	836,518
Shares issued for options exercised	314,657
Balance at December 31, 2014	63,968,616
Class B Shares:
Balance at December 31, 2013	51,154,280
Balance at December 31, 2014	51,154,280

Warrants

We have outstanding Series A Warrants (the “Series A Warrants”) and Series B Warrants (the “Series B Warrants,” and together with the Series A Warrants, the “Warrants”). At December 31, 2014, holders of the Warrants were entitled to purchase 5.29 Class A Shares and receive $12.50 in cash at an exercise price of $58.41 for each Series A Warrant and $64.46 for each Series B Warrant. The Warrants have a seven-year term from the date initially issued and will expire on February 14, 2018. A holder may exercise the Warrants by paying the applicable exercise price in cash or exercising on a cashless basis. The Warrants are freely transferable by the holder. At December 31, 2014 and 2013, there were 240,816 and 357,300 Series A Warrants outstanding, respectively, and 324,383 and 465,136 Series B Warrants outstanding, respectively.

Dividends Declared

During 2014 and 2013, we declared and paid quarterly dividends to holders of our Class A Shares and Class B Shares as follows:

	Q1 2014	Q2 2014	Q3 2014	Q4 2014
Dividend per share	$0.25	$0.25	$0.25	$0.25
Total dividend	$29	$29	$29	$30
Record date (close of business)	March 10	May 19	August 18	November 17
	Q1 2013	Q2 2013	Q3 2013	Q4 2013
Dividend per share	$0.25	$0.25	$0.25	$0.25
Total dividend	$29	$28	$29	$29
Record date (close of business)	March 6	May 20	August 19	November 18

Accumulated Other Comprehensive Loss

The tables below present changes in accumulated other comprehensive loss by component for the years ended December 31, 2014, 2013 and 2012.

	Cumulative Translation Adjustment	Pension Liability Adjustment	Total
Balance, January 1, 2012	$(6)	$(51)	$(57)
Other comprehensive loss	10	(10)	—
Amounts reclassified from accumulated other comprehensive loss	—	(38)	(38)
Balance, December 31, 2012	$4	$(99)	$(95)
Other comprehensive loss	(195)	28	(167)
Amounts reclassified from accumulated other comprehensive loss	(24)	2	(22)
Balance, December 31, 2013	$(215)	$(69)	$(284)
Other comprehensive income	(99)	(46)	(145)
Amounts reclassified from accumulated other comprehensive loss	35	(2)	33
Balance, December 31, 2014	$(279)	$(117)	$(396)

Share Split

On June 26, 2012, the Board of Directors of Tronox Limited (the “Board”) approved a 5-to-1 share split for holders of Class A Shares and Class B Shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class by way of bonus issue. As a result of the share split, we recorded an increase to Class A Shares and Class B Shares of $1 million and a corresponding decrease to “Retained earnings” in the Consolidated Balance Sheets.

Share Repurchases

On June 26, 2012, the Board authorized the repurchase of 10% of Tronox Limited voting securities in open market transactions. During 2012, we repurchased 12,626,400 Class A Shares, affected for the 5-for-1 share split, at an average price of $25.84 per share, inclusive of commissions, for a total cost of $326 million. Repurchased shares were subsequently canceled in accordance with Australian law. On September 27, 2012, we announced the successful completion of our share repurchase program.

21.   Noncontrolling Interest

Exxaro has a 26% ownership interest in each of our Tronox KZN Sands (Pty) Ltd. and Tronox Mineral Sands (Pty) Ltd. subsidiaries in order to comply with the ownership requirements of the BEE legislation in South Africa. Exxaro is entitled to exchange this interest for approximately 3.2% in additional Class B Shares under certain circumstances. Exxaro also has a 26% ownership interest in certain of our other non-operating subsidiaries. We account for such ownership interest as “Noncontrolling interest” in our consolidated financial statements.

Noncontrolling interest activity was as follows:

Balance at January 1, 2012	$—
Fair value of noncontrolling interest on the Transaction Date	233
Net loss attributable to noncontrolling interest	(1)
Effect of exchange rate changes	1
Balance at December 31, 2012	233
Net income attributable to noncontrolling interest	36
Effect of exchange rate changes	(70)
Balance at December 31, 2013	199
Net income attributable to noncontrolling interest	10
Effect of exchange rate changes	(31)
Balance at December 31, 2014	$178

22.   Share-based Compensation

Share-based compensation expense, which is recorded in both “Cost of goods sold” and “Selling, general and administrative expenses” in the Consolidated Statements of Operations, consisted of the following:

	Year Ended December 31,
	2014	2013	2012
Restricted shares and restricted share units	$13	$10	$29
Options	7	5	2
T-Bucks Employee Participation Plan	2	2	1
Total compensation expense	$22	$17	$32

Tronox Limited Management Equity Incentive Plan

On June 15, 2012, we adopted the Tronox Limited Management Equity Incentive Plan (the “MEIP”), which permits the grant of awards that are comprised of incentive options, nonqualified options, share appreciation rights, restricted shares, restricted share units, performance awards, and other share-based awards, cash payments, and other forms as the compensation committee of the Board in its discretion deems appropriate, including any combination of the above. Subject to further adjustment, the maximum number of shares which may be the subject of awards (inclusive of incentive options) is 12,781,225 Class A Shares.

Restricted Shares

During 2014, we granted restricted shares which vest ratably over a three-year period. These awards are classified as equity awards, and are accounted for using the fair value established at the grant date.

The following table presents a summary of activity for the year ended December 31, 2014:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding, January 1, 2014	1,148,795	$20.62
Granted	38,766	22.17
Vested	(459,985)	18.17
Forfeited	(92,281)	18.41
Outstanding, December 31, 2014	635,295	$22.82
Expected to vest, December 31, 2014	633,939	$22.83

At December 31, 2014, there was $5 million of unrecognized compensation expense related to nonvested restricted shares, adjusted for estimated forfeitures, which is expected to be recognized over a weighted-average period of 1 year. The weighted-average grant-date fair value of restricted shares granted during the years ended December 31, 2014, 2013 and 2012 was $22.17 per share, $21.18 per share and $25.18 per share, respectively. The total fair value of restricted shares that vested during the years ended December 31, 2014, 2013 and 2012 was $8 million, $2 million and $1 million, respectively.

Restricted Share Units (“RSUs”)

During 2014 and 2013, we granted RSUs which have time and/or performance conditions. Both the time-based awards and the performance-based awards are classified as equity awards. The time-based awards vest ratably over a three-year period, and are valued at the weighted average grant date fair value. The performance-based awards cliff vest at the end of the three years. Included in the performance-based awards are RSUs for which vesting is determined by a Total Stockholder Return (“TSR”) calculation over the applicable measurement period. The TSR metric is considered a market condition for which we use a Monte Carlo simulation to determine the grant date fair value.

The following table presents a summary of activity for the year ended December 31, 2014:

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding, January 1, 2014	303,324	21.08
Granted	765,366	22.37
Vested	(121,941)	20.79
Forfeited	(70,973)	21.97
Outstanding at December 31, 2014	875,776	$22.17
Expected to vest, December 31, 2014	860,814	$22.17

At December 31, 2014, there was $12 million of unrecognized compensation expense related to nonvested RSUs, adjusted for estimated forfeitures, which is expected to be recognized over a weighted-average period of 2 years. The weighted-average grant-date fair value of restricted share units granted during the years ended December 31, 2014, 2013 and 2012 was $22.37 per share, $21.06 per share and $21.10 per share, respectively. The total fair value of RSUs that vested during the years ended December 31, 2014 and 2013 was $3 million and less than $1 million, respectively. There were no RSUs that vested during the year ended December 31, 2012.

Options

During 2014 and 2013, we granted options to purchase Class A Shares, which vest ratably over a three-year period and have a ten-year term. The following table presents a summary of activity for the year ended December 31, 2014:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Intrinsic Value
Outstanding, January 1, 2014	2,094,771	$20.63	8.97	$7
Issued	915,988	22.02
Exercised	(314,657)	20.63
Forfeited	(135,227)	20.52
Expired	—	—
Outstanding, December 31, 2014	2,560,875	$21.14	7.88	$8
Expected to vest, December 31, 2014	1,763,957	$20.92	8.56	$6
Exercisable, December 31, 2014	770,379	$21.63	6.30	$3

The aggregate intrinsic values in the table represent the total pre-tax intrinsic value (the difference between our share price at the indicated dates and the options’ exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their in-the-money options at the end of the year. The amount will change based on the fair market value of our stock. Total intrinsic value of options exercised during 2014 and 2013 was $2 million and less than $1 million, respectively. There were no options exercised during the year ended December 31, 2012. We issue new shares upon the exercise of options. During 2014, we received $6 million in cash for the exercise of stock options.

At December 31, 2014, unrecognized compensation expense related to options, adjusted for estimated forfeitures, was $8 million, which is expected to be recognized over a weighted-average period of 2 years.

During 2014 and 2013, we issued 915,988 and 1,590,438 options, respectively, with a weighted average grant date fair value of $8.19 and $6.33, respectively.

Fair value is determined on the grant date using the Black-Scholes option-pricing model and is recognized in earnings on a straight-line basis over the employee service period of three years, which is the vesting period. The assumptions used in the Black-Scholes option-pricing model on the grant date were as follows:

	February 10, 2014	June 19, 2014	August 15, 2014
Number of options granted	910,375	1,155	4,458
Fair market value and exercise price	$21.98	$27.25	$29.68
Risk-free interest rate	1.88%	2.07%	1.86%
Expected dividend yield	4.55%	3.67%	3.37%
Expected volatility	58%	57%	57%
Maturity (years)	10	10	10
Expected term (years)	6	6	6
Per-unit fair value of options granted	$8.17	$10.80	$12.00

The fair value is based on the closing price of our Class A Shares on the grant date. The risk-free interest rate is based on U.S. Treasury Strips available with a maturity period consistent with the expected life assumption. The expected dividend yield is based on an annual dividend of $1.00 per share. The expected volatility assumption is based on historical price movements of our peer group. The expected term is based on the simplified method, which permits use of the midpoint between the average vesting and full term.

T-Bucks Employee Participation Plan (“T-Bucks EPP”)

During 2012, we established the T-Bucks EPP for the benefit of certain qualifying employees of our South African subsidiaries. We funded the T-Bucks Trust (the “Trust”) with R124 million (approximately $15 million), which was used to acquire Class A Shares. Additional contributions may be made in the future at the discretion of the Board. The T-Bucks EPP is classified as an equity-settled shared-based payment plan, whereby participants were awarded share units in the Trust, which entitles them to receive Class A Shares upon completion of the vesting period on May 31, 2017. Participants are entitled to receive dividends on the shares during the vesting period. Forfeited shares are retained by the Trust, and are allocated to future participants. Compensation costs are recognized over the vesting period using the straight-line method. During 2012, the Trust purchased 548,234 Class A Shares at $25.79 per share, which was the fair value on the date of purchase. The balance at both December 31, 2014 and 2013 was 548,234 shares.

23.   Pension and Other Postretirement Healthcare Benefits

We sponsor a noncontributory defined benefit retirement plan (qualified) in the United States, a contributory defined benefit retirement plan in The Netherlands, a U.S. contributory postretirement healthcare plan, and a South Africa postretirement healthcare plan.

U.S. Plans

Qualified Retirement Plan — We sponsor a noncontributory qualified defined benefit plan (funded) (the “U.S. Qualified Plan”) in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code. We made contributions into funds managed by a third-party, and those funds are held exclusively for the benefit of the plan participants. Benefits under the U.S. Qualified Plan were generally calculated based on years of service and final average pay. The U.S. Qualified Plan was frozen and closed to new participants on June 1, 2009.

Postretirement Healthcare Plan — We sponsor an unfunded U.S. postretirement healthcare plan. Under the plan, substantially all U.S. employees are eligible for postretirement healthcare benefits provided they reach retirement age while working for us. The plan provides medical and dental benefits to U.S. retirees and their eligible dependents. During the fourth quarter of 2014, our benefits committee approved changes to this plan which includes eliminating the pre-65 retiree medical programs effective January 1, 2015. Participants who have retired prior to January 1, 2015 will receive a one-time subsidy aggregating to less than $1 million towards medical cost through a health reimbursement arrangement (“HRA”) that we will be establishing for them. Benefits under this plan for participants who have not retired by January 1, 2015 have been eliminated. As a result of this action, we recorded a curtailment gain of $6 million, which was included in “Other income (expense), net” in the Consolidated Statements of Operations, and reduced the projected benefit obligation by $16 million. Additionally, this action resulted in a settlement gain of $3 million, which was recorded in “Accumulated other comprehensive income” in the Consolidated Balance Sheets, and which will be recognized when the settlement of the one-time subsidy occurs, which is expected in 2015.

Foreign Plans

Netherlands Plan — On January 1, 2007, we established the TDF-Botlek Pension Fund Foundation (the “Netherlands Plan”) to provide defined pension benefits to qualifying employees of Tronox Pigments (Holland) B.V. and its related companies. The Netherlands Plan is a contributory benefit plan under which participants contribute 4% of the costs. Contributions by us and participants are held in the fund for the sole benefit of the participants. Benefits are determined by applying the benefit formula to the pensionable salary, and are payable to participants upon retirement. Under The Netherlands Plan, a participant’s surviving spouse and children are entitled to benefits subject to certain benefit thresholds. During the fourth quarter of 2014, in response to the tax and pension legislation changes in The Netherlands, our benefit committee approved changes to The Netherlands plan which includes moving the plan from a defined benefit plan to a multi-employer plan to be administered by the industrywide Pension Fund for the Graphical Industry (“PGB”), effective January 1, 2015. This action will end future benefit accrual for participants under the current plan effective January 1, 2015, resulting in a curtailment gain of $3 million which was recognized in “Other income (expense), net” in the Consolidated Statements of Operations. Such amounts had previously been recognized as unamortized prior service costs in “Accumulated other comprehensive income” in the Consolidated Balance Sheets. The changes also resulted in a reduction of the projected benefit obligation by $27 million, which was recognized in “Accumulated other comprehensive income” in the Consolidated Balance Sheets.

South Africa Postretirement Healthcare Plan — As part of the Transaction, we established a post-employment healthcare plan, which provides medical and dental benefits to certain Namakwa Sands employees, retired employees and their registered dependents (the “South African Plan”). The South African Plan provides benefits as follows: (i) members employed before March 1, 1994 receive 100% post-retirement and death-in-service benefits; (ii) members employed on or after March 1, 1994 but before January 1, 2002 receive 2% per year of completed service subject to a maximum of 50% post-retirement and death-in-service benefits; and, (iii) members employed on or after January 1, 2002 receive no post-retirement and death-in-service benefits.

Benefit Obligations and Funded Status — The following provides a reconciliation of beginning and ending benefit obligations, beginning and ending plan assets, funded status, and balance sheet classification of our pension and postretirement healthcare plans as of and for the years ended December 31, 2014 and 2013. The benefit obligations and plan assets associated with our principal benefit plans are measured on December 31.

	Retirement Plans		Postretirement Healthcare Plans
	Year Ended December		Year Ended December
	2014	2013	2014	2013
Change in benefit obligations:
Benefit obligation, beginning of year	$524	$557	$23	$19
Service cost	4	5	1	1
Interest cost	21	20	1	1
Net actuarial (gains) losses	113	(31)	1	4
Foreign currency rate changes	(19)	6	(1)	(1)
Contributions by plan participants	1	1	—	—
Curtailment	(27)	—	(13)	—
Settlement	—	—	(3)	—
Plan amendments	—	(4)	—	—
Benefits paid	(33)	(27)	(1)	(1)
Administrative expenses	(3)	(3)	—	—
Benefit obligation, end of year	581	524	8	23
Change in plan assets:
Fair value of plan assets, beginning of year	398	398	—	—
Actual return on plan assets	53	19	—	—
Employer contributions (1)	17	5	1	1
Participant contributions	1	1	—	—
Foreign currency rate changes	(16)	5	—	—
Benefits paid (1)	(33)	(27)	(1)	(1)
Administrative expenses	(3)	(3)	—	—
Fair value of plan assets, end of year	417	398	—	—
Net over (under) funded status of plans	$(164)	$(126)	$(8)	$(23)
Classification of amounts recognized in the Consolidated Balance Sheets:
Accrued liabilities	$—	$—	$—	$(1)
Pension and postretirement healthcare benefits	(164)	(126)	(8)	(22)
Total liabilities	(164)	(126)	(8)	(23)
Accumulated other comprehensive (income) loss	117	60	(2)	9
Total	$(47)	$(66)	$(10)	$(14)

(1)	We expect 2015 contributions to be $15 million for the U.S. qualified retirement plan.

At December 31, 2014, our U.S. qualified retirement plan was in an underfunded status of $149 million. As a result, we have a projected minimum funding requirement of $15 million for 2014, which will be payable in 2015.

	December 31, 2014		December 31, 2013
	U.S. Qualified Plan	The Netherlands Retirement Plan	U.S. Qualified Plan	The Netherlands Retirement Plan
Accumulated benefit obligation	$429	$152	$378	$127
Projected benefit obligation	(429)	(152)	(378)	(146)
Fair value of plan assets	280	137	272	126
Funded status — underfunded	$(149)	$(15)	$(106)	$(20)

Expected Benefit Payments — The following table shows the expected cash benefit payments for the next five years and in the aggregate for the years 2020 through 2024:

	2015	2016	2017	2018	2019	2020- 2024
Retirement Plans (1)	$32	$32	$31	$30	$31	$155
Postretirement Healthcare Plan	$—	$—	$—	$—	$—	$2

(1)	Includes benefit payments expected to be paid from the U.S. qualified retirement plan of $30 million in 2015, $29 million in 2016, $28 million in 2017, $27 million in 2018 $27 million in 2019, and $133 million in the aggregate for the period 2020 through 2024.

Retirement and Postretirement Healthcare Expense — The table below presents the components of net periodic cost (income) associated with the U.S. and foreign plans recognized in the Consolidated Statements of Operations for the years ended December 31, 2014, 2013, and 2012:

	Retirement Plans			Postretirement Healthcare Plans
	Year Ended December 31,			Year Ended December 31,
	2014	2013	2012	2014	2013	2012
Net periodic cost:
Service cost	$4	$5	$3	$1	$1	$1
Interest cost	21	20	22	1	1	1
Expected return on plan assets	(23)	(20)	(21)	—	—	—
Net amortization of actuarial loss	1	2	—	1	—	—
Curtailment gains	(3)	—	—	(6)	—	—
Total net periodic cost (income)	$—	$7	$4	$(3)	$2	$2

Pretax amounts that are expected to be reclassified from “Accumulated other comprehensive income” in the Consolidated Balance Sheets to retirement expense during 2015 related to unrecognized actuarial losses are $3 million for the U.S. retirement plans and unrecognized settlement gain of $3 million for postretirement healthcare plans.

Assumptions — The following weighted average assumptions were used to determine net periodic cost:

	2014		2013		2012
	United States	Netherlands	United States	Netherlands	United States	Netherlands
Discount rate (1)	4.50%	3.50%	3.75%	3.50%	4.50%	5.25%
Expected return on plan assets	6.50%	4.75%	5.30%	4.75%	5.75%	5.25%
Rate of compensation increases	—	3.25%	—	3.50%	—	3.50%

The following weighted average assumptions were used in estimating the actuarial present value of the plans’ benefit obligations:

	2014		2013		2012
	United States	Netherlands	United States	Netherlands	United States	Netherlands
Discount rate	3.75%	2.25%	4.50%	3.50%	3.75%	3.50%
Rate of compensation increases	—	—	—	3.25%	—	3.50%

During 2014, the Society of Actuaries issued an updated mortality table and improvement scale that suggests significant mortality improvement over the prior table. We concluded that the updated table represents our best estimate of mortality. This change in assumption resulted in an increase in our projected benefit obligation of $36 million.

The following weighted-average assumptions were used in determining the actuarial present value of the South African Postretirement Healthcare Plan:

	2014	2013	2012
Discount rate	9.16%	10.14%	9.45%

Expected Return on Plan Assets — In forming the assumption of the U.S. long-term rate of return on plan assets, we took into account the expected earnings on funds already invested, earnings on contributions expected to be received in the current year, and earnings on reinvested returns. The long-term rate of return estimation methodology for U.S. plans is based on a capital asset pricing model using historical data and a forecasted earnings model. An expected return on plan assets analysis is performed which incorporates the current portfolio allocation, historical asset-class returns, and an assessment of expected future performance using asset-class risk factors. Our assumption of the long-term rate of return for The Netherlands plan was developed considering the portfolio mix and country-specific economic data that includes the rates of return on local government and corporate bonds.

Discount Rate — The discount rates selected for estimation of the actuarial present value of the benefit obligations for both U.S. plans were 3.75% and 4.50% as of December 31, 2014 and 2013, respectively. The 2014 and 2013 rates were selected based on the results of a cash flow matching analysis, which projected the expected cash flows of the plans using a yield curves model developed from a universe of Aa-graded U.S. currency corporate bonds (obtained from Bloomberg) with at least $50 million outstanding. Bonds with features that imply unreliable pricing, a less than certain cash flow, or other indicators of optionality are filtered out of the universe. The remaining universe is categorized into maturity groups, and within each of the maturity groups yields are ranked into percentiles.

Plan Assets — Asset categories and associated asset allocations for our funded retirement plans at December 31, 2014 and 2013:

	December 31,
	2014		2013
	Actual	Target	Actual	Target
United States:
Equity securities	37%	38%	38%	38%
Debt securities	62	62	61	62
Cash and cash equivalents	1	—	1	—
Total	100%	100%	100%	100%

Netherlands:
Equity securities	35%	35%	36%	35%
Debt securities	63	62	55	62
Cash and cash equivalents	2	3	9	3
Total	100%	100%	100%	100%

The U.S. plan is administered by a board-appointed committee that has fiduciary responsibility for the plan’s management. The committee maintains an investment policy stating the guidelines for the performance and allocation of plan assets, performance review procedures and updating of the policy. At least annually, the U.S. plan’s asset allocation guidelines are reviewed in light of evolving risk and return expectations.

Substantially all of the plan’s assets are invested with nine equity fund managers, three fixed-income fund managers and one money-market fund manager. To control risk, equity fund managers are prohibited from entering into the following transactions, (i) investing in commodities, including all futures contracts, (ii) purchasing letter stock, (iii) short selling, and (iv) option trading. In addition, equity fund managers are prohibited from purchasing on margin and are prohibited from purchasing Tronox securities. Equity managers are monitored to ensure investments are in line with their style and are generally permitted to invest in U.S. common stock, U.S. preferred stock, U.S. securities convertible into common stock, common stock of foreign companies listed on major U.S. exchanges, common stock of foreign companies listed on foreign exchanges, covered call writing, and cash and cash equivalents.

Fixed-income fund managers are prohibited from investing in (i) direct real estate mortgages or commingled real estate funds, (ii) private placements above certain portfolio thresholds, (iii) tax exempt debt of state and local governments above certain portfolio thresholds, (iv) fixed income derivatives that would cause leverage, (v) guaranteed investment contracts, and (vi) Tronox securities. They are permitted to invest in debt securities issued by the U.S. government, its agencies or instrumentalities, commercial paper rated A3/P3, FDIC insured certificates of deposit or bankers’ acceptances and corporate debt obligations. Each fund manager’s portfolio has an average credit rating of A or better.

The Netherlands plan is administered by a pension committee representing the employer, the employees, and the pensioners. The pension committee has six members, whereby three members are elected by the employer, two members are elected by the employees and one member is elected by the pensioners, and each member has one vote. The pension committee meets at least quarterly to discuss regulatory changes, asset performance, and asset allocation. The plan assets are managed by one Dutch fund manager against a mandate set at least annually by the pension committee. In accordance with policies set by the pension committee, a new fund manager was appointed effective December 1, 2006. Simultaneous with the change in fund manager, the asset allocation was modified using committee policy guidelines. The plan assets are evaluated annually by a multinational benefits consultant against state defined actuarial tests to determine funding requirements.

The fair values of pension investments as of December 31, 2014 are summarized below:

	U.S. Pension
	Fair Value Measurement at December 31, 2014, Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)	Total
Asset category:
Commingled Equity Funds		$—	$104	(1)	$—	$104
Debt securities
Commingled Fixed Income Funds		—	172	(2)	—	172
Cash & cash equivalents
Commingled Cash Equivalents Fund		—	4	(3)	—	4
Total at fair value	$		$280		$—	$280

(1)	For commingled equity funds owned by the funds, fair value is based on observable inputs of comparable market transactions, which are Level 2 inputs.
(2)	For commingled fixed income funds, fair value is based on observable inputs of comparable market transactions, which are Level 2 inputs.
(3)	For commingled cash equivalents funds, fair value is based on observable inputs of comparable market transactions, which are Level 2 inputs.
	Netherlands Pension
	Fair Value Measurement at December 31, 2014, Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)	Total
Asset category:
Equity securities — Non-U.S. Pooled Funds	$—	$36	(1)	$—	$36
Debt securities — Non-U.S. Pooled Funds	—	86	(2)	—	86
Real Estate Pooled Funds	—	15	(3)	—	15
Total at fair value	$—	$137		$—	$137

(1)	For equity securities in the form of fund units that are redeemable at the measurement date, the unit value is deemed a Level 2 input.
(2)	For pooled fund debt securities, the fair value is based on observable inputs, but do not solely rely on quoted market prices, and therefore are deemed Level 2 inputs.
(3)	For real estate pooled funds, the fair value is based on observable inputs, but do not solely rely on quoted market prices, and therefore are deemed Level 2 inputs.

The fair values of pension investments as of December 31, 2013 are summarized below:

	U.S. Pension
	Fair Value Measurement at December 31, 2013, Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)	Total
Asset category:
Commingled Equity Funds	$—		$104	(1)	$—	$104
Debt securities
Corporate	—		3	(5)	—	3
Government	10	(4)	1	(5)	—	11
Mortgages	—		10	(5)	—	10
Commingled Fixed Income Funds	—		141	(2)	—	141
Cash & cash equivalents
Commingled Cash Equivalents Fund	—		3	(3)	—	3
Total at fair value	$10		$262		$—	$272

(1)	For commingled equity funds owned by the funds, fair value is based on observable inputs of comparable market transactions, which are Level 2 inputs.
(2)	For commingled fixed income funds, fair value is based on observable inputs of comparable market transactions, which are Level 2 inputs.
(3)	For commingled cash equivalents funds, fair value is based on observable inputs of comparable market transactions, which are Level 2 inputs.
(4)	For government debt securities that are traded on active exchanges, fair value is based on observable quoted prices, which are Level 1 inputs.
(5)	For corporate, government, and mortgage related debt securities, fair value is based on observable inputs of comparable market transactions, which are Level 2 inputs.
	Netherlands Pension
	Fair Value Measurement at December 31, 2013, Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)	Total
Asset category:
Equity securities — Non-U.S. Pooled Funds	$—	$48	(1)	$—	$48
Debt securities — Non-U.S. Pooled Funds	—	70	(2)	—	70
Cash	—	8		—	8
Total at fair value	$—	$126		$—	$126

(1)	For equity securities in the form of fund units that are redeemable at the measurement date, the unit value is deemed as a Level 2 input.
(2)	For pooled fund debt securities, the fair value is based on observable inputs, but do not solely rely on quoted market prices, and therefore are deemed Level 2 inputs.

Defined Contribution Plans

U.S. Savings Investment Plan

In 2006, we established the U.S. Savings Investment Plan (the “SIP”), a qualified defined contribution plan under section 401(k) of the Internal Revenue Code. Under the SIP, our regular full-time and part-time employees contribute a portion of their earnings, and we match these contributions up to a predefined threshold. During 2014 and 2013, our matching contribution was 100% of the first 6% of employee contributions. During 2012, our matching contribution was 100% of the first 3% of employees’ contribution and 50% of the next 3%. The Board has approved an additional company discretionary contribution of 6% of pay for 2014 and 2013. During 2012, the discretionary contribution was 7.5% of pay. The discretionary contribution is subject to approval each year by the Board. Our matching contribution to the SIP vests immediately; however, our discretionary contribution is subject to vesting conditions that must be satisfied over a three year vesting period. Contributions under SIP, including our match, are invested in accordance with the investment options elected by plan participants. Compensation expense associated with our matching contribution to the SIP was $4 million, $3 million, and $2 million during 2014, 2013, and 2012, respectively, which was included in “Selling, general and administrative expenses” in the Consolidated Statements of Operations. Compensation expense associated with our discretionary contribution was $4 million, $4 million, and $4 million during 2014, 2013, and 2012, respectively, which was included in “Selling, general and administrative expenses” in the Consolidated Statements of Operations.

U.S. Savings Restoration Plan

In 2006, we established the U.S. Savings Restoration Plan (the “SRP”), a nonqualified defined contribution plan, for employees whose eligible compensation is expected to exceed the IRS compensation limits for qualified plans. Under the SRP, participants can contribute up to 20% of their annual compensation and incentive. Our matching contribution under the SRP is the same as the SIP. Our matching contribution under this plan vests immediately to plan participants. Contributions under the SRP, including our match, are invested in accordance with the investment options elected by plan participants. Compensation expense associated with our matching contribution to the SRP was $1 million, less than $1 million, and $1 million during 2014, 2013, and 2012, respectively, which was included in “Selling, general and administrative expenses” in the Consolidated Statements of Operations.

24.   Related Party Transactions

Prior to the Transaction Date, Tronox Incorporated conducted transactions with Exxaro Australia Sands Pty Ltd, Tronox Incorporated’s 50% partner in the Tiwest Joint Venture. Tronox Incorporated purchased, at open market prices, raw materials used in its production of TiO2, as well as Exxaro Australia Sands Pty Ltd’s share of TiO2 produced by the Tiwest Joint Venture. Tronox Incorporated also provided administrative services and product research and development activities, which were reimbursed by Exxaro. During 2012, Tronox Incorporated made payments of $173 million and received payments of $9 million. Subsequent to the Transaction Date, such transactions are considered intercompany transactions and are eliminated in consolidation.

We have service level agreements with Exxaro for services such as tax preparation and research and development, both of which expire during 2015, as well as information technology services, which expired during 2014. Such service level agreements amounted to $3 million, $5 million and $7 million of expense during 2014, 2013 and 2012, respectively. Additionally, we have a professional service agreement with Exxaro related to the Fairbreeze construction project. During 2014 and 2013, we paid $3 million and $3 million, respectively, to Exxaro, which was capitalized in “Property, plant and equipment, net” on our Consolidated Balance Sheets.

25.   Segment Information

The reportable segments presented below represent our operating segments for which separate financial information is available and which is utilized on a regular basis by our chief operating decision maker to assess performance and to allocate resources. In identifying our reportable segments, we also considered the nature of services provided by our operating segments. We have two reportable segments, Mineral Sands and Pigment. Our Mineral Sands segment includes the exploration, mining, and beneficiation of mineral sands deposits, as well as heavy mineral production, and produces titanium feedstock, including chloride slag, slag fines, and rutile, as well as pig iron and zircon. Our Pigment segment primarily produces and markets TiO2. Corporate and Other is comprised of our electrolytic operations, all of which are located in the United States, as well as our corporate activities.

Segment performance is evaluated based on segment operating profit (loss), which represents the results of segment operations before unallocated costs, such as general corporate expenses not identified to a specific segment, interest expense, other income (expense), and income tax expense or benefit. Sales between segments are generally priced at market. Any resulting profit remaining in the inventory of the acquiring segment is eliminated in consolidation.

Net sales and income from operations by segment were as follows:

	Year Ended December 31,
	2014	2013	2012
Mineral Sands segment	$794	$1,103	$760
Pigment segment	1,179	1,169	1,246
Corporate and Other	113	128	128
Eliminations	(349)	(478)	(302)
Net sales (1)	$1,737	$1,922	$1,832
Mineral Sands segment	$1	$238	$156
Pigment segment	49	(179)	57
Corporate and Other	(83)	(70)	(139)
Eliminations	33	14	(49)
Income from operations	—	3	25
Interest and debt expense, net	(133)	(130)	(65)
Net gain (loss) on liquidation of non-operating subsidiaries	(35)	24	—
Loss on extinguishment of debt	(8)	(4)	—
Gain on bargain purchase	—	—	1,055
Other income (expense), net	27	46	(7)
Income (loss) before income taxes	$(149)	$(61)	$1,008

(1)	Net sales to external customers, by geographic region, based on country of production, were as follows:
	Year Ended December 31,
	2014	2013	2012
U.S. operations	$749	$793	$843
International operations:
Australia	426	424	443
The Netherlands	233	224	248
South Africa	329	481	298
Total	$1,737	$1,922	$1,832

During 2014, our ten largest pigment customers and our ten largest third-party mineral sands customers represented 27% and 13%, respectively, of net sales; however, no single customer accounted for more than 10% of total net sales.

Depreciation, amortization and depletion by segment was as follows:

	Year Ended December 31,
	2014	2013	2012
Mineral Sands segment	$204	$234	$125
Pigment segment	78	83	71
Corporate and Other	13	16	15
Total	$295	$333	$211

Capital expenditures by segment were as follows:

	Year Ended December 31,
	2014	2013	2012
Mineral Sands segment	$127	$102	$96
Pigment segment	48	48	39
Corporate and Other	12	15	31
Total	$187	$165	$166

Total assets by segment were as follows:

	December 31,
	2014	2013
Mineral Sands segment	$2,624	$2,957
Pigment segment	1,184	1,559
Corporate and Other	1,268	1,227
Eliminations	(11)	(44)
Total	$5,065	$5,699

Property, plant and equipment, net and mineral leaseholds, net, by geographic region, were as follows:

	December 31,
	2014	2013
U.S. operations	$211	$203
International operations:
South Africa	941	1,008
Australia	1,083	1,208
The Netherlands	50	55
Total	$2,285	$2,474

26.   Acquisition of the Mineral Sands Business

On September 25, 2011, Tronox Incorporated entered into the Transaction Agreement with Exxaro to acquire 74% of Exxaro’s South African mineral sands operations, including its Namakwa and KZN Sands mines, separation and slag furnaces, along with its 50% share of the Tiwest Joint Venture in Western Australia (together the “mineral sands business”). On June 15, 2012, the existing business of Tronox Incorporated was combined with the mineral sands business in an integrated series of transactions whereby Tronox Limited became the parent company in a tax inversion transaction. We accounted for the Transaction under ASC 805, Business Combinations, which requires recording assets and liabilities at fair value. Under the acquisition method of accounting, each tangible and separately identifiable intangible asset acquired and liability assumed was recorded based on their preliminary estimated fair values on the Transaction Date.

Because the total consideration transferred was less than the fair value of the net assets acquired, the excess of the fair value of the net assets acquired over the value of consideration was recorded as a bargain purchase gain. The valuations were derived from fair value assessments and assumptions used by management. The measurement period ended in June 2013. The bargain purchase gain was not taxable for income tax purposes. See Note 7.

Valuation
Consideration:
Number of Class B Shares (1)	9,950,856
Fair value of Class B Shares on the Transaction Date	137.70
Fair value of equity issued (2)	1,370
Cash paid	1
Noncontrolling interest (3)	233
$1,604
Fair Value of Assets Acquired and Liabilities Assumed:
Current Assets:
Cash and cash equivalents	$115
Accounts receivable, net of allowance for doubtful accounts	196
Inventories	553
Prepaid and other assets	20
Total Current Assets	884
Noncurrent Assets:
Property, plant and equipment, net (4)	880
Mineral leaseholds, net (5)	1,457
Intangibles, net (4)	12
Long-term deferred tax asset	30
Other long-term assets, net	19
Total Assets	$3,282
Current Liabilities:
Accounts payable	110
Accrued liabilities	25
Unfavorable contracts (6)	85
Short-term debt	75
Deferred tax liabilities	14
Income taxes payable	2
Total Current Liabilities	311
Noncurrent Liabilities:
Long-term debt	19
Long-term deferred tax liability	209
Asset retirement obligations	57
Other long-term liabilities	27
Total Liabilities	623
Net Assets	$2,659
Gain on Bargain Purchase	$1,055

(1)	The number of Class B Shares issued in connection with the Transaction has not been restated to affect for the 5-for-1 share split as discussed in Note 20.

(2)	The fair value of the Class B shares issued was determined based the closing market price of Tronox Incorporated’s common shares on June 14, 2012, less a 15% discount for marketability due to a restriction that the shares cannot be sold for a period of at least three years following the Transaction Date.
(3)	The fair value of the noncontrolling interest is based upon a structured arrangement with Tronox Limited, which allows the ownership interest to be exchanged for approximately 1.45 million additional Class B shares on the earlier of the 10 year anniversary of the Transaction Date or the date when the South African Department of Mineral Resources determines that ownership is no longer required under the BEE legislation.
(4)	The fair value of property, plant and equipment and internal use software was determined using the cost approach, which estimates the replacement cost of each asset using current prices and labor costs, less estimates for physical, functional and technological obsolescence.
(5)	The fair value of mineral rights was determined using the Discounted Cash Flow method, which was based upon the present value of the estimated future cash flows for the expected life of the asset taking into account the relative risk of achieving those cash flows and the time value of money. Discount rates of 17% for South Africa and 15.5% for Australia were used taking into account the risks associated with such assets, as well as the economic and political environment where each asset is located.
(6)	The fair value of unfavorable contracts was determined by multiplying the committed tonnage in each contract by the difference between the committed prices in the contract versus the estimated market price over the term of the contract.

27.   Guarantor Condensed Consolidating Financial Statements

The obligations of Tronox Finance LLC, our wholly owned subsidiary, under the Senior Notes are fully and unconditionally (subject to certain customary circumstances providing for the release of a guarantor subsidiary) guaranteed on a senior unsecured basis, jointly and severally, by Tronox Limited (referred to for purposes of this note only as the “Parent Company”) and each of its current and future restricted subsidiaries, other than excluded subsidiaries, that guarantee any indebtedness of the Parent Company or its restricted subsidiaries (collectively, the “Guarantor Subsidiaries”). The Subsidiary Issuer, Tronox Finance LLC, and each of the Guarantor Subsidiaries are 100% owned, directly or indirectly, by the Parent Company. Our subsidiaries that do not guarantee the Senior Notes are referred to as the “Non-Guarantor Subsidiaries.” The guarantor condensed consolidating financial statements presented below presents the statements of operations, statements of comprehensive income (loss), balance sheets and statements of cash flow data for: (i) the Parent Company, the Guarantor Subsidiaries, the Non-Guarantor Subsidiaries, and the subsidiary issuer, on a consolidated basis (which is derived from Tronox historical reported financial information); (ii) the Parent Company, alone (accounting for our Guarantor Subsidiaries, the Non-Guarantor Subsidiaries, and Tronox Finance LLC on an equity basis under which the investments are recorded by each entity owning a portion of another entity at cost, adjusted for the applicable share of the subsidiary’s cumulative results of operations, capital contributions and distributions, and other equity changes); (iii) the Guarantor Subsidiaries alone; (iv) the Non-Guarantor Subsidiaries alone; and (v) the subsidiary issuer, Tronox Finance LLC.

The guarantor condensed consolidating financial statements are presented on a legal entity basis, not on a business segment basis. The indenture governing the Senior Notes provides for a Guarantor Subsidiary to be automatically and unconditionally released and discharged from its guarantee obligations in certain customary circumstances, including:

➢	Sale or other disposition of such Guarantor Subsidiary’s capital stock or all or substantially all of its assets and all of the indenture obligations (other than contingent obligations) of such Subsidiary Guarantor in respect of all other indebtedness of the Subsidiary Guarantors terminate upon the consummation of such transaction;
➢	Designation of such Guarantor Subsidiary as an “unrestricted subsidiary” under the indenture;
➢	In the case of certain Guarantor Subsidiaries that incur or guarantee indebtedness under certain credit facilities, upon the release or discharge of such Guarantor Subsidiary’s guarantee or incurrence of indebtedness that resulted in the creation of such guarantee, except a discharge or release as a result of payment under such guarantee;
➢	Legal defeasance, covenant defeasance, or satisfaction and discharge of the indenture obligations;
➢	Payment in full of the aggregate principal amount of all outstanding Senior Notes and all other obligations under the indenture; or
➢	Release or discharge of the Guarantor Subsidiary’s guarantee of certain other indebtedness.

We revised each of our guarantor condensed consolidated financial statements as of December 31, 2014 and 2013 and for the two years then ended, as well as the 2012 condensed consolidating statement of cash flows. Our revision relates to two subsidiaries which were incorrectly classified as “Non-guarantor subsidiaries” and have been reclassified to “Guarantor Subsidiaries” in the revised condensed consolidated financial statements. The revision, which we determined is not material to our prior year condensed financial statements or consolidated financial statements based on quantitative and qualitative considerations, did not affect our consolidated financial position, consolidated results of operations or consolidated cash flows.

Revised Guarantor Condensed Consolidating Statements of Operations
Year Ended December 31, 2014
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Net sales	$1,737	$(211)	$—	$—	$1,224	$724
Cost of goods sold	(1,530)	238	—	—	(1,113)	(655)
Gross profit	207	27	—	—	111	69
Selling, general and administrative expenses	(192)	3	—	(13)	(140)	(42)
Restructuring expense	(15)	—	—	—	(6)	(9)
Income (loss) from operations	—	30	—	(13)	(35)	18
Interest and debt expense, net	(133)	—	(59)	—	(4)	(70)
Intercompany interest income (expense)	—	—	—	546	(578)	32
Net loss on liquidation of non-operating subsidiaries	(35)	—	—	—	(33)	(2)
Loss on extinguishment of debt	(8)	—	—	—	(2)	(6)
Other income (expense)	27	53	—	1	(15)	(12)
Equity in earnings of subsidiary	—	759	—	(706)	(53)	—
Income (loss) before income taxes	(149)	842	(59)	(172)	(720)	(40)
Income tax benefit (provision)	(268)	—	18	(255)	20	(51)
Net income (loss)	(417)	842	(41)	(427)	(700)	(91)
Net income attributable to noncontrolling interest	10	10	—	—	—	—
Net income (loss) attributable to Tronox Limited	$(427)	$832	$(41)	$(427)	$(700)	$(91)

As Previously Filed
Guarantor Condensed Consolidating Statements of Operations
Year Ended December 31, 2014
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Net sales	$1,737	$(222)	$—	$—	$1,235	$724
Cost of goods sold	(1,530)	237	—	—	(1,112)	(655)
Gross profit	207	15	—	—	123	69
Selling, general and administrative expenses	(192)	15	—	(13)	(140)	(54)
Restructuring expense	(15)	—	—	—	(6)	(9)
Income (loss) from operations	—	30	—	(13)	(23)	6
Interest and debt expense, net	(133)	—	(59)	—	(4)	(70)
Intercompany interest income (expense)	—	—	—	546	(578)	32
Net loss on liquidation of non-operating subsidiaries	(35)	—	—	—	(33)	(2)
Loss on extinguishment of debt	(8)	—	—	—	(2)	(6)
Other income (expense)	27	53	—	1	(36)	9
Equity in earnings of subsidiary	—	753	—	(706)	(47)	—
Income (loss) before income taxes	(149)	836	(59)	(172)	(723)	(31)
Income tax benefit (provision)	(268)	—	18	(255)	22	(53)
Net income (loss)	(417)	836	(41)	(427)	(701)	(84)
Net income attributable to noncontrolling interest	10	10	—	—	—	—
Net income (loss) attributable to Tronox Limited	$(427)	$826	$(41)	$(427)	$(701)	$(84)

Revised Guarantor Condensed Consolidating Statements of
Comprehensive Income (Loss)
Year Ended December 31, 2014
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Net income (loss)	$(417)	$842	$(41)	$(427)	$(700)	$(91)
Other comprehensive income (loss):
Foreign currency translation adjustments	(95)	217	—	(95)	(85)	(132)
Pension and postretirement plans	(48)	50	—	(48)	(47)	(3)
Other comprehensive income (loss)	(143)	267	—	(143)	(132)	(135)
Total comprehensive income (loss)	(560)	1,109	(41)	(570)	(832)	(226)
Comprehensive income (loss) attributable to noncontrolling interest:
Net income	10	10	—	—	—	—
Foreign currency translation adjustments	(31)	—	—	(31)	—	—
Comprehensive income (loss) attributable to noncontrolling interest	(21)	10	—	(31)	—	—
Comprehensive income (loss) attributable to Tronox Limited	$(539)	$1,099	$(41)	$(539)	$(832)	$(226)

As Previously Filed
Guarantor Condensed Consolidating Statements of
Comprehensive Income (Loss)
Year Ended December 31, 2014
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Net income (loss)	$(417)	$836	$(41)	$(427)	$(701)	$(84)
Other comprehensive income (loss):
Foreign currency translation adjustments	(95)	217	—	(95)	(85)	(132)
Pension and postretirement plans	(48)	50	—	(48)	(47)	(3)
Other comprehensive income (loss)	(143)	267	—	(143)	(132)	(135)
Total comprehensive income (loss)	(560)	1,103	(41)	(570)	(833)	(219)
Comprehensive income (loss) attributable to noncontrolling interest:
Net income	10	10	—	—	—	—
Foreign currency translation adjustments	(31)	—	—	(31)	—	—
Comprehensive income (loss) attributable to noncontrolling interest	(21)	10	—	(31)	—	—
Comprehensive income (loss) attributable to Tronox Limited	$(539)	$1,093	$(41)	$(539)	$(833)	$(219)

Revised Guarantor Condensed Consolidating Balance Sheets
As of December 31, 2014
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
ASSETS
Cash and cash equivalents	$1,279	$—	$—	$283	$818	$178
Inventories, net	770	(13)	—	—	448	335
Other current assets	332	(2,857)	35	973	907	1,274
Investment in subsidiaries	—	2,934	—	(3,961)	1,027	—
Property, plant and equipment, net	1,227	—	—	—	696	531
Mineral leaseholds, net	1,058	—	—	—	599	459
Intercompany loans receivable	—	(7,130)	773	5,937	92	328
Other long-term assets	399	—	23	(1)	331	46
Total assets	$5,065	$(7,066)	$831	$3,231	$4,918	$3,151
LIABILITIES AND EQUITY
Total current liabilities	$366	$(2,857)	$22	$846	$2,152	$203
Long-term debt	2,375	—	898	—	—	1,477
Intercompany loans payable	—	(7,130)	9	774	6,257	90
Other long-term liabilities	536	—	—	1	284	251
Total liabilities	3,277	(9,987)	929	1,621	8,693	2,021
Total equity	1,788	2,921	(98)	1,610	(3,775)	1,130
Total liabilities and equity	$5,065	$(7,066)	$831	$3,231	$4,918	$3,151

As Previously Filed
Guarantor Condensed Consolidating Balance Sheets
As of December 31, 2014
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
ASSETS
Cash and cash equivalents	$1,279	$—	$—	$283	$173	$823
Inventories, net	770	(13)	—	—	448	335
Other current assets	332	(2,273)	35	973	883	714
Investment in subsidiaries	—	2,921	—	(3,961)	1,040	—
Property, plant and equipment, net	1,227	—	—	—	696	531
Mineral leaseholds, net	1,058	—	—	—	599	459
Intercompany loans receivable	—	(7,149)	773	5,937	111	328
Other long-term assets	399	—	23	(1)	331	46
Total assets	$5,065	$(6,514)	$831	$3,231	$4,281	$3,236
LIABILITIES AND EQUITY
Total current liabilities	$366	$(2,272)	$22	$846	$1,515	$255
Long-term debt	2,375	—	898	—	—	1,477
Intercompany loans payable	—	(7,149)	9	774	6,257	109
Other long-term liabilities	536	—	—	1	284	251
Total liabilities	3,277	(9,421)	929	1,621	8,056	2,092
Total equity	1,788	2,907	(98)	1,610	(3,775)	1,144
Total liabilities and equity	$5,065	$(6,514)	$831	$3,231	$4,281	$3,236

Revised Guarantor Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2014
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Cash Flows from Operating Activities:
Net income (loss)	$(417)	$842	$(41)	$(427)	$(700)	$(91)
Depreciation, depletion and amortization	295	—	—	—	217	78
Other	263	(842)	(10)	692	286	137
Cash provided by (used in) operating activities	141	—	(51)	265	(197)	124
Cash Flows from Investing Activities:
Capital expenditures	(187)	—	—	—	(76)	(111)
Collections of intercompany debt	—	(51)	51	—	—	—
Cash used in investing activities	(187)	(51)	51	—	(76)	(111)
Cash Flows from Financing Activities:
Repayments of debt	(20)	—	—	—	(3)	(17)
Repayments of intercompany debt	—	51	—	(51)	—	—
Debt issuance costs	(2)	—	—	—	—	(2)
Dividends paid	(116)	—	—	(116)	—	—
Proceeds from the exercise of warrants and options	6	—	—	6	—	—
Cash provided by (used in) financing activities	(132)	51	—	(161)	(3)	(19)
Effects of exchange rate changes on cash and cash equivalents	(21)	—	—	—	—	(21)
Net increase (decrease) in cash and cash equivalents	(199)	—	—	104	(276)	(27)
Cash and cash equivalents at beginning of period	$1,478	$—	$—	$179	$1,094	$205
Cash and cash equivalents at end of period	$1,279	$—	$—	$283	$818	$178

As Previously Filed
Guarantor Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2014
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Cash Flows from Operating Activities:
Net income (loss)	$(417)	$836	$(41)	$(427)	$(701)	$(84)
Depreciation, depletion and amortization	295	—	—	—	217	78
Other	263	(836)	(10)	692	362	55
Cash provided by (used in) operating activities	141	—	(51)	265	(122)	49
Cash Flows from Investing Activities:
Capital expenditures	(187)	—	—	—	(76)	(111)
Collections of intercompany debt	—	(51)	51	—	—	—
Cash used in investing activities	(187)	(51)	51	—	(76)	(111)
Cash Flows from Financing Activities:
Repayments of debt	(20)	—	—	—	(3)	(17)
Repayments of intercompany debt	—	51	—	(51)	—	—
Debt issuance costs	(2)	—	—	—	—	(2)
Dividends paid	(116)	—	—	(116)	—	—
Proceeds from the exercise of warrants and options	6	—	—	6	—	—
Cash provided by (used in) financing activities	(132)	51	—	(161)	(3)	(19)
Effects of exchange rate changes on cash and cash equivalents	(21)	—	—	—	—	(21)
Net increase (decrease) in cash and cash equivalents	(199)	—	—	104	(201)	(102)
Cash and cash equivalents at beginning of period	$1,478	$—	$—	$179	$374	$925
Cash and cash equivalents at end of period	$1,279	$—	$—	$283	$173	$823

In our Form 10-K filed on February 25, 2015, we revised each of our guarantor condensed consolidating financial statements as of December 31, 2013 and for the two years then ended regarding the presentation of intercompany activities between the Parent Company, the Guarantor Subsidiaries, the Non-Guarantor Subsidiaries, and the subsidiary issuer. These revisions, which we determined are not material to our prior year condensed financial statements or consolidated financial statements based on quantitative and qualitative considerations, did not affect our consolidated financial position, consolidated results of operations or consolidated cash flows. The revisions were as follows:

➢	The condensed consolidating financial statements previously issued were not prepared under the equity method of accounting. In accordance with Rule 3-10 of Regulation S-X, we have properly prepared our revised condensed consolidating financial statements under the equity method of accounting.
➢	In the condensed consolidating financial statements previously issued, Tronox Finance LLC, the subsidiary issuer, was included in the “Parent Company” column. In the revised condensed consolidating financial statements, we have properly included Tronox Finance LLC in a separate column.
➢	Two subsidiaries which were incorrectly classified as “Guarantor Subsidiaries” have been reclassified to “Non-guarantor Subsidiaries” in the revised condensed consolidating financial statements.
➢	Certain financial statement line items have been expanded and reclassifications were made to enhance transparency.

Revised Guarantor Condensed Consolidating Statements of Operations
Year Ended December 31, 2013
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Net sales	$1,922	$(275)	$—	$—	$1,298	$899
Cost of goods sold	1,732	(282)	—	—	1,242	772
Gross profit	190	7	—	—	56	127
Selling, general and administrative expenses	(187)	4	—	(34)	(113)	(44)
Income (loss) from operations	3	11	—	(34)	(57)	83
Interest and debt expense, net	(130)	—	(59)	—	(6)	(65)
Intercompany interest income (expense)	—	—	—	546	(579)	33
Net gain (loss) on liquidation of non-operating subsidiary	24	—	—	—	(23)	47
Loss on extinguishment of debt	(4)	—	—	—	(3)	(1)
Other income (expense)	46	1	—	1	12	32
Equity in earnings of subsidiary	—	348	—	(473)	125	—
Income (loss) before income taxes	(61)	360	(59)	40	(531)	129
Income tax benefit (provision)	(29)	—	18	(166)	150	(31)
Net income (loss)	(90)	360	(41)	(126)	(381)	98
Income attributable to noncontrolling interest	36	36	—	—	—	—
Net income (loss) attributable to Tronox Limited	$(126)	$324	$(41)	$(126)	$(381)	$98

As Previously Filed
Guarantor Condensed Consolidating Statements of Operations
Year Ended December 31, 2013
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Net sales	$1,922	$(292)	$—	$—	$1,315	$899
Cost of goods sold	1,732	(282)	—	—	1,242	772
Gross profit	190	(10)	—	—	73	127
Selling, general and administrative expenses	(187)	21	—	(34)	(113)	(61)
Income (loss) from operations	3	11	—	(34)	(40)	66
Interest and debt expense, net	(130)	—	(59)	—	(6)	(65)
Intercompany interest income (expense)	—	—	—	546	(577)	31
Net gain (loss) on liquidation of non-operating subsidiary	24	—	—	—	(23)	47
Loss on extinguishment of debt	(4)	—	—	—	(3)	(1)
Other income (expense)	46	1	—	1	(17)	61
Equity in earnings of subsidiary	—	342	—	(473)	131	—
Income (loss) before income taxes	(61)	354	(59)	40	(535)	139
Income tax benefit (provision)	(29)	—	18	(166)	153	(34)
Net income (loss)	(90)	354	(41)	(126)	(382)	105
Income attributable to noncontrolling interest	36	36	—	—	—	—
Net income (loss) attributable to Tronox Limited	$(126)	$318	$(41)	$(126)	$(382)	$105

Guarantor Condensed Consolidating Statements of Operations
Year Ended December 31, 2012
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Net sales	$1,832	$(125)	$—	$—	$1,340	$617
Cost of goods sold	1,568	(76)	—	—	1,057	587
Gross profit	264	(49)	—	—	283	30
Selling, general and administrative expenses	(239)	4	—	(98)	(115)	(30)
Income (loss) from operations	25	(45)	—	(98)	168	—
Interest and debt expense, net	(65)	—	(22)	—	(13)	(30)
Intercompany interest income (expense)	—	—	—	297	(320)	23
Gain on bargain purchase	1,055	—	—	1,055	—	—
Other income (expense)	(7)	434	—	1,379	(1,813)	(7)
Equity in earnings of subsidiary	—	1,849	—	(1,439)	(410)	—
Income (loss) before income taxes	1,008	2,238	(22)	1,194	(2,388)	(14)
Income tax benefit (provision)	125	—	7	(60)	133	45
Net income (loss)	1,133	2,238	(15)	1,134	(2,255)	31
Loss attributable to noncontrolling interest	(1)	(1)	—	—	—	—
Net income (loss) attributable to Tronox Limited	$1,134	$2,239	$(15)	$1,134	$(2,255)	$31

Revised Guarantor Condensed Consolidating
Statements of Comprehensive Income (Loss)
Year Ended December 31, 2013
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Net income (loss)	$(90)	$360	$(41)	$(126)	$(381)	$98
Other comprehensive income (loss):
Foreign currency translation adjustments	(289)	574	—	(289)	(264)	(310)
Pension and postretirement plans	30	(31)	—	30	27	4
Other comprehensive income (loss)	(259)	543	—	(259)	(237)	(306)
Total comprehensive income (loss)	(349)	903	(41)	(385)	(618)	(208)
Comprehensive income (loss) attributable to noncontrolling interest:
Net income	36	36	—	—	—	—
Foreign currency translation adjustments	(70)	—	—	(70)	—	—
Comprehensive income (loss) attributable to noncontrolling interest	(34)	36	—	(70)	—	—
Comprehensive income (loss) attributable to Tronox Limited	$(315)	$867	$(41)	$(315)	$(618)	$(208)

As Previously Filed
Guarantor Condensed Consolidating
Statements of Comprehensive Income (Loss)
Year Ended December 31, 2013
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Net income (loss)	$(90)	$354	$(41)	$(126)	$(382)	$105
Other comprehensive income (loss):
Foreign currency translation adjustments	(289)	574	—	(289)	(264)	(310)
Pension and postretirement plans	30	(31)	—	30	27	4
Other comprehensive income (loss)	(259)	543	—	(259)	(237)	(306)
Total comprehensive income (loss)	(349)	897	(41)	(385)	(619)	(201)
Comprehensive income (loss) attributable to noncontrolling interest:
Net income	36	36	—	—	—	—
Foreign currency translation adjustments	(70)	—	—	(70)	—	—
Comprehensive income (loss) attributable to noncontrolling interest	(34)	36	—	(70)	—	—
Comprehensive income (loss) attributable to Tronox Limited	$(315)	$861	$(41)	$(315)	$(619)	$(201)

Guarantor Condensed Consolidating
Statements of Comprehensive Income (Loss)
Year Ended December 31, 2012
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Net income (loss)	$1,133	$2,238	$(15)	$1,134	$(2,255)	$31
Other comprehensive income (loss):
Foreign currency translation adjustments	11	7	—	11	(1)	(6)
Pension and postretirement plans	(48)	48	—	(48)	(47)	(1)
Other comprehensive income (loss)	(37)	55	—	(37)	(48)	(7)
Total comprehensive income (loss)	1,096	2,293	(15)	1,097	(2,303)	24
Comprehensive income (loss) attributable to noncontrolling interest:
Net income	(1)	(1)	—	—	—	—
Foreign currency translation adjustments	1	—	—	1	—	—
Comprehensive income (loss) attributable to noncontrolling interest	—	(1)	—	1	—	—
Comprehensive income (loss) attributable to Tronox Limited	$1,096	$2,294	$(15)	$1,096	$(2,303)	$24

Revised Guarantor Condensed Consolidating Balance Sheets
As of December 31, 2013
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
ASSETS
Cash and cash equivalents	$1,478	$—	$—	$179	$1,094	$205
Inventory	759	(44)	—	—	474	329
Other current assets	416	(2,287)	25	556	788	1,334
Investment in subsidiaries	—	1,855	—	(3,145)	1,290	—
Property, plant and equipment, net	1,258	—	—	—	710	548
Mineral leaseholds, net	1,216	—	—	—	700	516
Intercompany loans receivable	—	(7,228)	825	6,043	31	329
Other long-term assets	572	—	12	88	364	108
Total assets	$5,699	$(7,704)	$862	$3,721	$5,451	$3,369
LIABILITIES AND EQUITY
Total current liabilities	$363	$(2,287)	$22	$658	$1,797	$173
Long-term debt	2,395	—	897	—	3	1,495
Intercompany loans payable	—	(7,228)	—	825	6,372	31
Other long-term liabilities	504	—	—	—	235	269
Total liabilities	3,262	(9,515)	919	1,483	8,407	1,968
Total equity	2,437	1,811	(57)	2,238	(2,956)	1,401
Total liabilities and equity	$5,699	$(7,704)	$862	$3,721	$5,451	$3,369

As Previously Filed
Guarantor Condensed Consolidating Balance Sheets
As of December 31, 2013
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
ASSETS
Cash and cash equivalents	$1,478	$—	$—	$179	$374	$925
Inventory	759	(44)	—	—	474	329
Other current assets	416	(1,605)	25	556	721	719
Investment in subsidiaries	—	1,849	—	(3,145)	1,296	—
Property, plant and equipment, net	1,258	—	—	—	710	548
Mineral leaseholds, net	1,216	—	—	—	700	516
Intercompany loans receivable	—	(7,302)	825	6,043	105	329
Other long-term assets	572	—	12	88	364	108
Total assets	$5,699	$(7,102)	$862	$3,721	$4,744	$3,474
LIABILITIES AND EQUITY
Total current liabilities	$363	$(1,605)	$22	$658	$1,091	$197
Long-term debt	2,395	—	897	—	3	1,495
Intercompany loans payable	—	(7,302)	—	825	6,372	105
Other long-term liabilities	504	—	—	—	235	269
Total liabilities	3,262	(8,907)	919	1,483	7,701	2,066
Total equity	2,437	1,805	(57)	2,238	(2,957)	1,408
Total liabilities and equity	$5,699	$(7,102)	$862	$3,721	$4,744	$3,474

Revised Guarantor Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2013
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Cash Flows from Operating Activities:
Net income (loss)	$(90)	$360	$(41)	$(126)	$(381)	$98
Depreciation, depletion and amortization	333	—	—	—	221	112
Other	87	(360)	(16)	(58)	1,243	(722)
Cash provided by (used in) operating activities	330	—	(57)	(184)	1,083	(512)
Cash Flows from Investing Activities:
Capital expenditures	(165)	—	—	—	(71)	(94)
Proceeds from the sale of assets	1	—	—	—	—	1
Collections of intercompany debt	—	(57)	57	—	—	—
Cash provided by (used in) investing activities	(164)	(57)	57	—	(71)	(93)
Cash Flows from Financing Activities:
Repayments of debt	(189)	—	—	—	(3)	(186)
Repayments of intercompany debt	—	57	—	(57)	—	—
Proceeds from debt	945	—	—	—	—	945
Debt issuance costs	(29)	—	—	—	—	(29)
Dividends paid	(115)	—	—	(115)	—	—
Proceeds from the exercise of warrants and options	2	—	—	2	—	—
Cash provided by (used in) financing activities	614	57	—	(170)	(3)	730
Effects of exchange rate changes on cash and cash equivalents	(18)	—	—	—	—	(18)
Net increase (decrease) in cash and cash equivalents	762	—	—	(354)	1,009	107
Cash and cash equivalents at beginning of period	716	$—	$—	$533	$85	$98
Cash and cash equivalents at end of period	$1,478	$—	$—	$179	$1,094	$205

As Previously Filed
Guarantor Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2013
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Cash Flows from Operating Activities:
Net income (loss)	$(90)	$354	$(41)	$(126)	$(382)	$105
Depreciation, depletion and amortization	333	—	—	—	221	112
Other	87	(354)	(16)	(58)	531	(16)
Cash provided by (used in) operating activities	330	—	(57)	(184)	370	201
Cash Flows from Investing Activities:
Capital expenditures	(165)	—	—	—	(71)	(94)
Proceeds from the sale of assets	1	—	—	—	—	1
Collections of intercompany debt	—	(57)	57	—	—	—
Cash provided by (used in) investing activities	(164)	(57)	57	—	(71)	(93)
Cash Flows from Financing Activities:
Repayments of debt	(189)	—	—	—	(3)	(186)
Repayments of intercompany debt	—	57	—	(57)	—	—
Proceeds from debt	945	—	—	—	—	945
Debt issuance costs	(29)	—	—	—	—	(29)
Dividends paid	(115)	—	—	(115)	—	—
Proceeds from the exercise of warrants and options	2	—	—	2	—	—
Cash provided by (used in) financing activities	614	57	—	(170)	(3)	730
Effects of exchange rate changes on cash and cash equivalents	(18)	—	—	—	—	(18)
Net increase (decrease) in cash and cash equivalents	762	—	—	(354)	296	820
Cash and cash equivalents at beginning of period	716	$—	$—	$533	$78	$105
Cash and cash equivalents at end of period	$1,478	$—	$—	$179	$374	$925

Revised Guarantor Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2012
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Cash Flows from Operating Activities:
Net income (loss)	$1,133	$2,238	$(15)	$1,134	$(2,255)	$31
Depreciation, depletion and amortization	211	—	—	—	146	65
Gain on bargain purchase	(1,055)	233	—	(115)	(410)	(763)
Other	(165)	(2,471)	(1,750)	862	3,096	98
Cash provided by (used in) operating activities	124	—	(1,765)	1,881	577	(569)
Cash Flows from Investing Activities:
Capital expenditures	(166)	—	—	—	(90)	(76)
Net cash received in acquisition of mineral sands business	114	—	—	114	—	—
Collections of intercompany debt	—	(883)	883	—	—	—
Cash provided by (used in) investing activities	(52)	(883)	883	114	(90)	(76)
Cash Flows from Financing Activities:
Repayments of debt	(585)	—	—	—	(557)	(28)
Repayments of intercompany debt	—	883	—	(883)	—	—
Proceeds from debt	1,707	—	900	—	60	747
Debt issuance costs	(38)	—	(18)	—	(12)	(8)
Dividends paid	(61)	—	—	(61)	—	—
Proceeds from the exercise of warrants and options	1	—	—	1	—	—
Merger consideration	(193)	—	—	(193)	—	—
Class A ordinary shares repurchased	(326)	—	—	(326)	—	—
Shares purchased for the Employee Participation Plan	(15)	—	—	—	—	(15)
Cash provided by (used in) financing activities	490	883	882	(1,462)	(509)	696
Effects of exchange rate changes on cash and cash equivalents	—	—	—	—	—	—
Net increase (decrease) in cash and cash equivalents	562	—	—	533	(22)	51
Cash and cash equivalents at beginning of period	154	$—	$—	$—	$107	$47
Cash and cash equivalents at end of period	$716	$—	$—	$533	$85	$98

As Previously Filed
Guarantor Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2012
(Millions of U.S. dollars)

	Consolidated	Eliminations	Tronox Finance LLC	Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries
Cash Flows from Operating Activities:
Net income (loss)	$1,133	$2,238	$(15)	$1,134	$(2,255)	$31
Depreciation, depletion and amortization	211	—	—	—	146	65
Gain on bargain purchase	(1,055)	233	—	(115)	(410)	(763)
Other	(165)	(2,471)	(1,750)	862	3,089	105
Cash provided by (used in) operating activities	124	—	(1,765)	1,881	570	(562)
Cash Flows from Investing Activities:
Capital expenditures	(166)	—	—	—	(90)	(76)
Net cash received in acquisition of mineral sands business	114	—	—	114	—	—
Collections of intercompany debt	—	(883)	883	—	—	—
Cash provided by (used in) investing activities	(52)	(883)	883	114	(90)	(76)
Cash Flows from Financing Activities:
Repayments of debt	(585)	—	—	—	(557)	(28)
Repayments of intercompany debt	—	883	—	(883)	—	—
Proceeds from debt	1,707	—	900	—	60	747
Debt issuance costs	(38)	—	(18)	—	(12)	(8)
Dividends paid	(61)	—	—	(61)	—	—
Proceeds from the exercise of warrants and options	1	—	—	1	—	—
Merger consideration	(193)	—	—	(193)	—	—
Class A ordinary shares repurchased	(326)	—	—	(326)	—	—
Shares purchased for the Employee Participation Plan	(15)	—	—	—	—	(15)
Cash provided by (used in) financing activities	490	883	882	(1,462)	(509)	696
Effects of exchange rate changes on cash and cash equivalents	—	—	—	—	—	—
Net increase (decrease) in cash and cash equivalents	562	—	—	533	(29)	58
Cash and cash equivalents at beginning of period	154	$—	$—	$—	$107	$47
Cash and cash equivalents at end of period	$716	$—	$—	$533	$78	$105

28.   Quarterly Results of Operations (Unaudited)

The following represents our unaudited quarterly results for the year ended December 31, 2014 and 2013. These quarterly results were prepared in conformity with generally accepted accounting principles and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results, and were of a normal recurring nature.

Unaudited quarterly results for 2014:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$418	$490	$429	$400
Cost of goods sold	393	430	361	346
Gross profit	25	60	68	54
Net income (loss)	(54)	2	$(90)	$(275)
Net income attributable to noncontrolling interest	4	2	3	1
Net income (loss) attributable to Tronox Limited	$(58)	$—	$(93)	$(276)
Loss per share, basic and diluted	$(0.51)	$—	$(0.82)	$(2.40)

Unaudited quarterly results for 2013:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Net sales	$470	$525	$491	$436
Cost of goods sold	438	475	437	382
Gross profit	32	50	54	54
Net loss	(45)	(1)	$(41)	$(3)
Net income attributable to noncontrolling interest	12	12	8	4
Net loss attributable to Tronox Limited	$(57)	$(13)	$(49)	$(7)
Loss per share, basic and diluted	$(0.50)	$(0.11)	$(0.43)	$(0.06)

The sum of the quarterly per share amounts may not equal the annual per share amounts due to relative changes in the weighted average number of shares used to calculate net income (loss) per share.

29.   Subsequent Event

On February 3, 2015, we announced that we signed a definitive agreement with FMC Corporation to acquire its Alkali Chemicals Group for $1.64 billion. We will fund the acquisition through existing cash and new debt pursuant to signed commitments from multiple banks. The transaction, which has been approved by the board of directors of both companies, is expected to close in the first quarter of 2015, and is subject to customary closing conditions.